Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COMPUTER HORIZONS CORP.,

ANALYSTS INTERNATIONAL CORPORATION

and

JV MERGER CORP.

Dated as of April 12, 2005

i

ARTICLE V	CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME	34

5.01	Covenants of Analysts and Horizons	34

5.02	Control of Operation	37

5.03	Other Actions	37

ARTICLE VI	ADDITIONAL COVENANTS	37

6.01	No Solicitation	37

6.02	Joint Proxy Statement; Registration Statement	39

6.03	Access to Information	40

6.04	Board Recommendations; Shareholders’ Meetings	41

6.05	Legal Conditions to Merger	42

6.06	Tax-Free Reorganization	43

6.07	NASDAQ Listing	43

6.08	Stock Plans and Other Options	43

6.09	Consents	44

6.10	Additional Agreements; Reasonable Best Efforts	44

6.11	Confidentiality Agreements	45

6.12	Section 16 Matters	45

6.13	Public Announcements	45

6.14	Notices of Certain Events	45

6.15	No Takeovers Statutes Apply	45

6.16	No Acquisition of Common Stock	45

6.17	Maintenance of Insurance Coverage	46

6.18	Rights Agreements	46

ARTICLE VII	CONDITIONS PRECEDENT	46

7.01	Conditions to Each Party’s Obligation To Effect the Merger	46

7.02	Additional Conditions to Obligations of Analysts	47

7.03	Additional Conditions to Obligations of Horizons and JV Merger	47

ARTICLE VIII	CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME	48

8.01	Employee Matters	48

8.02	Indemnification	49

8.03	Directors and Officers Liability Insurance	49

8.04	JV Merger Organizational Documents; Governance Matters	49

ARTICLE IX	TERMINATION	50

9.01	Generally	50

9.02	Procedure and Effect of Termination and Abandonment	51

ARTICLE X	MISCELLANEOUS PROVISIONS	51

10.01	Termination of Representations and Warranties	51

10.02	Amendment and Modification	51

10.03	Extension; Waiver	51

10.04	Expenses and Termination Fees	52

10.05	Additional Agreement	53

10.06	Notices	53

10.07	Assignment; No Third-Party Beneficiaries	54

10.08	Certain Definitions and Interpretations	54

10.09	Governing Law	58

10.10	Counterparts	58

10.11	Headings; Internal References	58

10.12	Entire Agreement	58

10.13	Severability	58

10.14	Equitable Remedies	58

10.15	Disclosure Schedules	58

10.16	Reliance on Representations	59

10.17	Waiver of Jury Trial	59

Exhibits

A - Articles of Incorporation of Surviving Corporation

B - Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated as of April 12, 2005, by and among Computer Horizons Corp., a New York corporation (“Horizons”), Analysts International Corporation, a Minnesota corporation (“Analysts”), and JV Merger Corp., a newly formed Minnesota corporation and direct, wholly owned subsidiary of Horizons (“JV Merger”).

RECITALS

A.           The Board of Directors of each of Horizons, JV Merger and Analysts deems it advisable and in the best interests of the respective corporation and its stockholders that Horizons and Analysts combine in a merger of equals to advance the long-term business interests of Horizons and Analysts and each has approved this Agreement and the transactions contemplated hereby.

B.             The strategic combination of Horizons and Analysts shall be effected by the terms of this Agreement through a transaction in which JV Merger will be merged with and into Analysts (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.10 per share, of Analysts (“Analysts Common Stock”), other than Analysts Common Stock owned by Horizons, JV Merger or Analysts or any of their Subsidiaries, will be converted into the right to receive common stock, par value $.10 per share, of Horizons (“Horizons Common Stock”) as set forth herein.

C.             For federal income tax purposes, it is intended that the Merger qualify as reorganization within the meaning of Section 368(a) of the Code, and that this Agreement constitute a plan of reorganization.

D.            The Board of Directors of each of Horizons and Analysts has determined to recommend to its stockholders the approval and adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows (terms not otherwise defined herein shall have the meanings set forth in Section 10.08):

ARTICLE I

THE MERGER

1.01                        Merger.  At the Effective Time (as defined in Section 1.02) and in accordance with the terms of this Agreement and the Minnesota Business Corporation Act (the “MBCA”), JV Merger shall be merged with and into Analysts, and the separate corporate existence of JV Merger shall thereupon cease.  Analysts shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the MBCA.

1.02                        Effective Time of the Merger.  The Merger shall become effective (the “Effective Time”) upon the filing of articles of merger including a plan of merger (collectively, the “Certificate of Merger”) with the Minnesota Secretary of State in such form as is required by, and executed in accordance with, the relevant provisions of the MBCA and the terms of this Agreement or at such later date or time as Horizons and Analysts agree and specify in the Certificate of Merger.  The filing of the Certificate of Merger shall be made as soon as practicable, but no more than three business days (unless Horizons and Analysts shall otherwise agree) following the later of (a) the receipt of the respective votes of the stockholders of Horizons and the stockholders of Analysts as contemplated by Section 6.04, and (b) the satisfaction or waiver (to the extent waivable under Article VII) of all conditions to the consummation of the Merger set forth in Article VII (other than the delivery of an officers’ certificate required by Section 7.02(f), Section 7.03(f), and the delivery of the legal opinions required by Sections 7.02(e) and 7.03(e) so long as such conditions are satisfied or waived at the Closing (as defined in Section 3.01)).

1.03                        Articles of Incorporation and By-Laws.  At the Effective Time, the Articles of Incorporation and Bylaws of JV Merger, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to “Analysts International Corporation”.  The parties agree that, and agree to take all action in order that, immediately prior to the Effective Time, the Articles of Incorporation and Bylaws of JV Merger shall be in the forms attached hereto as Exhibits A and B, respectively.

1.04                        Directors and Officers.

(a)                                  The directors of JV Merger immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors are elected pursuant to Section 1.05 below.

(b)                                 The officers of Analysts immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.05                        Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the MBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Analysts and JV Merger shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Analysts and JV Merger shall become the debts, liabilities and duties of the Surviving Corporation.  Immediately after the Effective Time, Horizons, as sole shareholder of the Surviving Corporation, shall elect a new Board of Directors of the Surviving Corporation comprised of two individuals selected by Analysts prior to the Effective Time and two individuals selected by Horizons prior to the Effective Time and such board shall appoint the Surviving Corporation’s officers.

ARTICLE II

CONVERSION OF SHARES

2.01                        Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)                                  Each share of Analysts Common Stock issued and outstanding immediately before the Effective Time (other than shares of Analysts Common Stock held of record by Horizons, JV Merger, Analysts and any of their Subsidiaries) shall be converted into the right to receive one and fifteen-hundredths (1.15) fully paid and nonassessable shares (the “Merger Consideration”) of Horizons Common Stock, subject to Section 2.05.

(b)                                 Each issued and outstanding share of capital stock of JV Merger shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

2.02                        Effect of Conversion on Shares of Analysts Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of Analysts Common Stock issued and outstanding immediately prior to the Effective Time, will cease to exist and will cease to be outstanding as a result of their conversion pursuant to Section 2.01, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Analysts Common Stock (a “Certificate”) will thereafter cease to have any rights with respect to such shares of Analysts Common Stock, except the right to receive the Merger Consideration, any cash in lieu of fractional shares of Horizons Common Stock to be issued in consideration therefore pursuant to Section 2.05, and any dividends or other distributions payable pursuant to Section 2.06(d), in each case in accordance with this Article II, upon surrender of such Certificate.

2.03                        Cancellation of Shares of Analysts Common Stock Held by Horizons, Analysts, JV Merger and Subsidiaries.  At the Effective Time, each share of Analysts Common Stock held of record by Horizons, Analysts, JV Merger and any of their Subsidiaries immediately prior to the Effective Time will, by virtue of the Merger, cease to exist and cease to be outstanding and will be canceled and no stock of Horizons or other consideration shall be delivered in exchange therefor.

2.04                        Stock Options.  At the Effective Time, each outstanding option to purchase shares of Analysts Common Stock granted under any employee stock option or compensation plan of, or other arrangement with, Analysts shall be assumed by Horizons in accordance with Section 6.08.

2.05                        Fractional Shares.  No fractional shares of Horizons Common Stock shall be issued in the Merger.  All fractional shares of Horizons Common Stock to which a holder of Analysts Common Stock would otherwise be entitled at the Effective Time shall be aggregated.  If a fractional share would otherwise result from this aggregation or otherwise be issuable, the stockholder shall be entitled upon the surrender of the stockholder’s Certificate(s) to receive from Horizons an amount in cash in lieu of the fractional share, based on the per-share closing sale price of Horizons Common Stock on the NASDAQ National Market (“NASDAQ”) as reported by The Wall Street Journal ( or if not reported thereby, any other authoritative source) on the trading day immediately preceding the Effective Time.  Horizons will make available to the Exchange Agent the cash necessary to pay for fractional shares.

2.06                        Exchange of Certificates.

(a)                                  Prior to the Effective Time, Horizons shall authorize Registrar & Transfer Company, or such other firm as is reasonably acceptable to Analysts, to serve as exchange agent hereunder (the “Exchange Agent”) pursuant to an agreement reasonably acceptable to Analysts.  At or immediately following the Effective Time, Horizons shall cause to be deposited in trust with the Exchange Agent, for the benefit of the holders of Analysts Common Stock, certificates representing the number of whole shares of Horizons Common Stock to which the holders of Analysts Common Stock are entitled under this Article II, and shall agree in writing with the Exchange Agent to deposit in trust with the Exchange Agent, as needed, cash sufficient to pay for fractional shares in accordance with Section 2.05 (such cash amounts and certificates are referred to herein collectively as the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions received from Horizons, deliver the number of shares of Horizons Common Stock and pay the amounts of cash provided for in Section 2.05 out of the Exchange Fund.  Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Horizons and shall become part of the Exchange Fund.  The Exchange Fund may not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed by Analysts and Horizons before the Effective Time.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Horizons.  Any interest and other income resulting from such investments will be paid to Horizons.

(b)                                 As soon as practicable after the Effective Time, the Exchange Agent shall mail and otherwise make available to each record holder (other than Horizons, JV Merger and Analysts or any of their Subsidiaries who, as of the Effective Time, was a holder of a Certificate a letter of transmittal and instructions for use in effecting the surrender of the Certificate for payment therefor and conversion thereof.  Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and the letter of transmittal shall so reflect.

(c)                                  Upon surrender to the Exchange Agent of a Certificate representing shares of Analysts Common Stock, together with the letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed, and countersigned, as appropriate) representing the number of whole shares of Horizons Common Stock to which that holder of Analysts Common Stock is entitled pursuant to the provisions of Section 2.01, and (ii) as to any fractional share, a check representing the cash consideration to which the holder is entitled under Section 2.05, and the Certificate so surrendered shall be canceled.  No interest will be paid or accrued on any cash payable for fractional shares upon surrender of a Certificate.  Horizons shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of

Horizons Common Stock if the certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered; provided , however , that Horizons shall not pay any transfer or other tax if payment of any such tax by Horizons would cause the Merger to fail to qualify as a tax-free reorganization under the Code.  If any portion of the applicable Merger Consideration to be received pursuant to this Article II upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the exchange shall pay in advance any transfer or other taxes required by reason of the issuance of the applicable Merger Consideration to such other person, or establish to the satisfaction of the Exchange Agent that the tax has been paid or that no tax is applicable.

(d)                                 From the Effective Time until surrender in accordance with this Section 2.06, each Certificate (other than any Certificates representing shares held of record by Horizons, JV Merger or Analysts or any of their Subsidiaries) shall be deemed, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the applicable Merger Consideration into which those shares of Analysts Common Stock shall have been converted.  No dividends or other distributions that are otherwise payable with respect to the applicable Merger Consideration will be paid to persons entitled to receive the applicable Merger Consideration until they surrender their Certificates.  Subject to the effect of applicable abandoned property, escheat, and similar laws, promptly after surrender of a Certificate, there shall be paid to the person in whose name the applicable Merger Consideration is issued any dividends or other distributions on such applicable Merger Consideration that shall have a record date on or after the Effective Time and before surrender, provided that if the payment date for any dividend or other distribution is after the date of surrender, the payment shall be made on the payment date.  Persons entitled to receive dividends or other distributions shall not be entitled to receive interest on them.  Horizons shall make available to the Exchange Agent from time to time the cash necessary to make payments of dividends or other distributions on Horizons Common Stock and any such cash shall become part of the Exchange Fund.

(e)                                  In the case of any lost, stolen, or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to the holder of the consideration described in Section 2.01 and 2.05, to deliver to Horizons a written indemnity agreement in form and substance reasonably acceptable to Horizons and, if reasonably deemed advisable by Horizons, a bond in such reasonable sum as Horizons may direct as indemnity against any claim that may be made against the Exchange Agent, the Surviving Corporation or Horizons with respect to the Certificate alleged to have been lost, stolen, or destroyed.

(f)                                    After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation or Horizons of the shares of Analysts Common Stock that were outstanding immediately before the Effective Time.  If, on or after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Sections 2.01 and 2.05.  After the Effective Time, Horizons shall cause the shares of Analysts Common Stock to be delisted from NASDAQ.

(g)                                 Any portion of the Exchange Fund that remains unclaimed by the stockholders of Analysts six months after the Effective Time shall be returned to Horizons, upon demand, and any holder who has not complied with this Section 2.06 shall thereafter look only to Horizons, and (subject to abandoned property, escheat, or similar laws) only as a general creditor thereof, for issuance of the applicable Merger Consideration and other consideration to which the holder is entitled hereunder; provided , however , that to the fullest extent permitted by law, none of the Exchange Agent, Horizons, or the Surviving Corporation shall be liable to a holder of shares of Analysts Common Stock for any amount required to be paid to a public official under any applicable abandoned property, escheat, or similar law.  If any Certificates shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of Horizons Common Stock, any cash in lieu of fractional shares of Horizons Common Stock or any dividends or other distributions with respect to Horizons Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body, any such shares, cash, dividends or distributions in respect of such

Certificate shall, to the extent permitted by applicable Law, become the property of Horizons, free and clear of all claims or interest of any person previously entitled thereto.

(h)                                 The parties hereto acknowledge that each certificate representing a number of shares of Horizons Common Stock issued pursuant to this Article II shall, pursuant to the Horizons Rights Agreement (as described in Section 4.02(b)), also represent the number of Horizons preferred stock purchase rights associated with such number of shares of Horizons Common Stock at the Effective Time.

2.07                        Adjustment to Merger Consideration.  The applicable Merger Consideration shall be appropriately adjusted to reflect any stock split, stock dividend, recapitalization, reorganization, reclassification, exchange, subdivision, combination of, or other similar change in Horizons Common Stock or Analysts Common Stock after the date of this Agreement and prior to the Effective Time to provide to holders of Analysts Common Stock the same economic effect and percentage ownership of Horizons Common Stock as contemplated by this Agreement prior to such change in Horizons Common Stock or Analysts Common Stock; provided that the foregoing shall not permit Analysts or Horizons to take any action that is prohibited under this Agreement.

2.08                        Withholding Rights.  The Surviving Corporation or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provisions of state, local or foreign tax Law.  To the extent that amounts are withheld by the Surviving Corporation, Horizons or the Exchange Agent, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such person in respect of whom such deduction and withholding was made by the Surviving Corporation, Horizons or the Exchange Agent, as the case may be.

ARTICLE III

CLOSING

3.01                        Generally.  Subject to the provisions of Article VII, the closing (the “Closing”) of the transactions contemplated hereby shall occur at 10:00 a.m., New York City time, two (2) business days following the special meetings of the shareholders of Horizons and of the stockholders of Analysts to be called under Section 6.04, or at such other date or time as Horizons and Analysts may mutually agree (the “Closing Date”).  The Closing shall be held at the offices of Sills Cummis Epstein & Gross P.C. in Newark, New Jersey, or at such other place as Horizons and Analysts may mutually agree.

3.02                        Deliveries at the Closing.  Subject to the provisions of Article VII, at the Closing:

(a)                                  there shall be delivered to Horizons, JV Merger and Analysts the certificates and other documents and instruments the delivery of which is contemplated under Article VII; and

(b)                                 JV Merger and Analysts shall cause the Certificate of Merger to be filed as provided in Section 1.02 and shall take all other lawful actions necessary to cause the Merger to become effective.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

As used with respect to Analysts or Horizons, as the case may be, the term “Material Adverse Effect” or “Material Adverse Change” means (i) any change, event, inaccuracy, violation, circumstance or effect, individually or in the aggregate, that has or is reasonably likely to have a material adverse effect on the business, assets (including intangible assets), operations, results of operations, properties or financial condition of the party and its Subsidiaries taken as a whole, other than changes or effects (A) caused by changes in general economic or securities markets conditions, (B) that affect the business in which such party and its Subsidiaries operate in general and that do not have a materially disproportionate effect on such party and its Subsidiaries, (C) resulting from acts of terrorism or war (whether or not declared) that do not have a materially disproportionate effect on such party and its Subsidiaries, (D) resulting from the announcement or proposed consummation of this Agreement and the transactions contemplated hereby (including any stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement), (E) resulting from compliance with the terms and conditions of this Agreement, or (F) in the market price or trading volume of the party’s common stock, or (ii) a material impairment on the ability of the party and its Subsidiaries to consummate the transactions contemplated by this Agreement or prevent or materially delay such consummation of the transaction contemplated by this Agreement.

4.01                        Representations and Warranties of Analysts.  Except (i) as otherwise disclosed in any Analysts SEC Report (as defined below) filed with the SEC prior to the date hereof (other than any risk factors or forward looking statements contained therein, which shall not modify, qualify or otherwise affect the representations and warranties set forth in this Section 4.01) or (ii) as otherwise set forth in the disclosure schedule delivered by Analysts to Horizons concurrently with the execution of this Agreement (the “Analysts Disclosure Schedule”), Analysts represents and warrants to Horizons and JV Merger as set forth below.  Each exception set forth in the Analysts Disclosure Schedule, and any other information included in the Analysts Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall be deemed to be disclosed solely for the purpose of such section or subsection of this Agreement and not to another section or subsection of this Agreement; provided that any disclosure in the SEC Reports or the Analysts Disclosure Schedule shall also be deemed to be disclosed for the purpose of any section or subsection of this Agreement to which the applicability of such disclosure is reasonably apparent from such disclosure.  Inclusion of any information in the Analysts Disclosure Schedule shall not be construed as an admission that such information is material to Analysts or any of its Subsidiaries or was not entered into in the ordinary course of business.

(a)                                  Organization, Standing, Qualification.  Analysts is a corporation and each of its Subsidiaries is a corporation or other entity (as identified in the Analysts Disclosure Schedule) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (as identified in the Analysts Disclosure Schedule) and has the requisite corporate or other entity, as applicable, power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.  Each of Analysts and its Subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except those jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have a Material Adverse Effect on Analysts.  Complete and correct copies of the Articles or Certificate of Incorporation and Bylaws or similar charter or organizational documents of Analysts and each of its Subsidiaries currently in effect have been made available to Horizons.  Each such instrument is in full force and effect.

(b)                                 Capitalization.  The authorized capital stock of Analysts consists solely of the following: 120,000,000 shares of Analysts Common Stock, of which, as of April 11, 2005, 24,792,255 shares were issued and outstanding.  No shares of Analysts Common Stock are held in the treasury of Analysts.  All of the issued and outstanding shares of capital stock of Analysts and each of its corporate Subsidiaries, and all of the equity interests of each of its Subsidiaries, have been duly authorized and validly issued, are fully paid and nonassessable (in the case of such capital stock), were not granted in violation of any statutory preemptive rights, and were issued in compliance with all applicable federal and state securities laws.  The total number of shares of Analysts Common Stock outstanding (assuming the issuance of any shares of Analysts Common Stock issuable upon the exercise of any option, warrant or other security convertible into Analysts Common Stock or any shares reserved for issuance pursuant to an employee stock purchase plan, a 401(k) plan, an equity participation plan, a subscription agreement or the like) on the date hereof is 31,236,737.  As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights, calls, or other agreements or commitments of any character pursuant to which Analysts or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Analysts or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) options to purchase up to an aggregate of 2,502,458 shares of Analysts Common Stock, and (ii) the Restated Rights Agreement, dated as of June 18, 1998 between Analysts and Norwest Bank Minnesota, N.A., as Rights Agent, as amended (the “Analysts Rights Agreement”) pursuant to which each outstanding share of Analysts Common Stock has attached to it certain rights (the “Analysts Rights”) to purchase one share of Analysts Common Stock, at a purchase price of $160 per share (subject to adjustment).  The Analysts Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of April 2, 2005 held outstanding options to acquire shares of Analysts Common Stock (the “Analysts Stock Options”) under the Analysts Stock Option Plans or under any other equity incentive plan or arrangement of Analysts and its Subsidiaries, indicating, with respect to each Analysts Stock Option then outstanding, the original intended tax status of such option under Section 422 of the Code, the number of shares of Analysts Common Stock subject to such Analysts Stock Option, the name of the plan under which such Analysts Stock Option was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Analysts Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.  Analysts has made available to Horizons true, complete and correct copies of all Analysts Stock Option Plans and the forms of all stock option agreements evidencing outstanding Analysts Stock Options.  There are no preemptive rights, rights of first refusal, rights of first offer, or any similar rights granted by Analysts or any of its Subsidiaries with respect to the securities of Analysts or any of its Subsidiaries.  As of the date of this Agreement, there are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Analysts or any of its Subsidiaries or similar agreements or commitments obligating Analysts or any Subsidiary of Analysts to make cash payments pursuant to any stock based or stock related plan based upon the market price performance of Analysts Common Stock.  Analysts owns, directly or indirectly, all of the issued and outstanding shares of capital stock or equity interests of every class of each of its Subsidiaries, free and clear of all Liens, security interests, pledges, charges, and other encumbrances.  The Analysts Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association in which Analysts has any direct or indirect equity ownership interest, including the nature of the equity interest held by Analysts therein.  There are no voting trusts or agreements or arrangements to which Analysts or any of its Subsidiaries is a party or of which Analysts otherwise has knowledge with respect to the voting of its capital stock.  There are no commitments or agreements or commitments of any character to which Analysts is bound obligating Analysts to accelerate the vesting of any option as a result of the Merger.  No bonds, debentures, notes or other evidences or indebtedness having the right to vote on any matters on which stockholders of Analysts may vote are issued or outstanding.  Other than its Subsidiaries, Analysts does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for highly liquid investments with an original maturity date of three months or less at the date of purchase, made in the ordinary course of business consistent with past practice.

(c)                                  Authorization and Execution.

(i)                                          Analysts has the corporate power and authority to execute and deliver this Agreement and, subject to approval by Analysts’ stockholders at the special meeting of stockholders referred to in Section 4.01(c)(ii), to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by Analysts have been duly authorized by the Board of Directors of Analysts, and no further corporate action of Analysts, other than the approval of its stockholders and the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, is necessary to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Analysts and, assuming the accuracy of the representations and warranties of Horizons and JV Merger set forth in Section 4.02(c), constitutes the legal, valid, and binding obligation of Analysts, enforceable against Analysts in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

(ii)                                       Analysts’ Board of Directors has at a meeting duly called and held: (A) unanimously determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of Analysts and its stockholders; (B) unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement; and (C) unanimously resolved to recommend approval of this Agreement and the Merger by its stockholders (the “Analysts Voting Proposal”).  No other corporate proceedings on the part of Analysts are necessary to authorize or approve this Agreement or to consummate the transactions contemplated by this Agreement, except for the approval of the Analysts Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of the Analysts Common Stock entitled to vote at a meeting (the “Analysts Shareholders’ Meeting”) of the stockholders of Analysts convened to consider and vote upon the Analysts Voting Proposal (the “Requisite Analysts Shareholder Approval”).  A committee of disinterested directors of the Analysts Board has unanimously approved the Merger and the other transactions contemplated hereby by the Analysts Board under the provisions of Section 302A.673 of the MBCA such that Section 302A.673 of the MBCA does not prohibit (i) this Agreement, (ii) the transactions contemplated hereby or (iii) “business combinations” (as defined in such Section 302A.673) between Horizons and the Surviving Corporation after the Effective Time.

(d)                                 No Conflicts.  Neither the execution and delivery of this Agreement by Analysts nor the consummation by Analysts of the transactions contemplated hereby in accordance with their terms, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, Bylaws, Articles of Organization, operating agreement, or similar charter or organizational documents, as currently in effect, of Analysts or any of its Subsidiaries; (ii) require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the businesses or assets of Analysts or any of its Subsidiaries, except for (A) the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (B) filings as may be required under foreign antitrust or competition Laws, (C) the filing of the Certificate of Merger with the Minnesota Secretary of State, (D) the filing of the Joint Proxy Statement (as defined in Section 4.01(g) hereof) with the Securities and Exchange Commission (“SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (E) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and communications under Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”), in each case as they may be required in connection with this Agreement and the transactions contemplated hereby, (F) any filings by Analysts with NASDAQ and (G) filings required by state securities laws or other “blue sky” laws; (iii) violate any statute, law, ordinance, rule, or regulation applicable to Analysts or any of its Subsidiaries, any permit or governmental authorization or any injunction, judgment, order, writ, or decree to which Analysts or any of its Subsidiaries or any of their respective assets has been specifically identified as subject; or (iv) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to or the consent of any third party, or result in the creation of any Lien on the assets of Analysts or any of its Subsidiaries under, any Analysts Material Contract (as defined in Section 4.01(j)), except, in the case of clauses (iii) and (iv), where the violation, breach, default, termination, cancellation, acceleration, payment, benefit, or Lien, or the failure to make such filing or obtain such consent or approval would not be reasonably likely to have a Material Adverse Effect on Analysts.

(e)                                  Compliance; Permits.

(i)                                          Analysts is, and since January 1, 2001 has been, in material compliance with and is not in material default or violation of (and have not received any written notice of material non-compliance, default or violation with respect to) any Law applicable to Analysts or by which any of its properties are bound or affected.

(ii)                                       Analysts holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and approvals from Governmental Entities that are material to the operation of its business as currently conducted (collectively, the “Analysts Permits”).  The Analysts Permits are in full force and effect, have not been violated in any material respect and, to Analysts’ knowledge, no suspension, revocation, or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or threatened, seeking the suspension, revocation or cancellation of any Analysts Permits.  No Analysts Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than as would not reasonably be expected to have a Material Adverse Effect on Analysts.

(f)                                    SEC Reports; Financial Statements; Undisclosed Liabilities; SEC Inquiries.

(i)                                          Analysts has made available to Horizons, in the form filed with the SEC, its (A) Annual Report on Form 10-K for each of its fiscal years ended December 31, 2000 through January 1, 2005, (B) all proxy statements relating to Analysts’ meetings of stockholders (whether annual or special) held since January 1, 2000, and (C) all other reports, registration statements, and other filings (including amendments to previously filed documents) filed by Analysts with the SEC since January 1, 2000 (all such reports, proxy statements, registration statements, and filings, other than the Joint Proxy Statement (as defined in Section 4.01(g)), being herein collectively called the “Analysts SEC Reports” and individually called an “Analysts SEC Report”).  Taking into account any amendments and supplements filed prior to the date of this Agreement, no Analysts SEC Report, as of its filing date (and if amended or supplemented by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Analysts SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC.  Since January 1, 2000, Analysts has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act, the Securities Act, and the rules and regulations of the SEC.

(ii)                                       Each set of the consolidated financial statements contained in the Analysts SEC Reports were, and the consolidated financial statements contained in Analysts SEC Documents to be filed from the date hereof until the Effective Date will be, prepared in accordance with generally accepted accounting principles and the published rules and regulations of the SEC applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present or will fairly present, in all material respects, the consolidated financial position of Analysts and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of Analysts and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments which are not material, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

(iii)                                    Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Analysts SEC Reports filed prior to the date hereof (the “Analysts Balance Sheet”), neither Analysts nor any of its Subsidiaries had, as of the date of the Analysts Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of Analysts prepared in accordance with generally accepted accounting principles as in effect on that date.  From the date of the Analysts Balance Sheet to the date of this Agreement, neither Analysts nor any of its Subsidiaries has incurred any obligations or liabilities of any nature that are currently outstanding that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Analysts dated as of the date of this Agreement prepared in accordance with generally accepted accounting principles as in effect on the date of this Agreement, other than those arising in the ordinary course of business (including trade indebtedness) since the date of the Analysts Balance Sheet and those that individually or in the aggregate might not be reasonably likely to have a Material Adverse Effect on Analysts.

(iv)                                   The chief executive officer and the chief financial officer of Analysts have made all certifications required by, and nothing has come to their attention that would preclude them from being able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and Analysts is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of NASDAQ.  Neither Analysts nor any of its officers has received notice from the SEC or NASDAQ questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.  Analysts is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

(v)                                      Neither Analysts nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among Analysts and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Analysts or any of its Subsidiaries in Analysts’ or its Subsidiaries’ published financial statements.

(vi)                                   Each set of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Analysts SEC Reports accurately reflects the revenues and costs relating to the Analysts Material Contracts for the period(s) covered thereby.

(vii)                                To the knowledge of Analysts, there are currently no investigations or requests for information of any nature being undertaken with respect to the Analysts SEC Reports.

(g)                                 Information to be Supplied by Analysts.  None of the information supplied or to be supplied by or on behalf of Analysts for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Horizons and JV Merger in connection with the issuance of shares of Horizons Common Stock in the Merger (the “Registration Statement”) will, at the time the Registration Statement is filed, amended, supplemented or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by or on behalf of Analysts for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Analysts Stockholders’ Meeting and the Horizons Stockholders’ Meeting (as defined in Section 4.02(c)(ii)) to be held in connection with the Merger, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the “Joint Proxy Statement”) will, at the dates mailed to stockholders and at the times of the Analysts Shareholders’ Meeting and the Horizons Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Joint Proxy Statement (except for information supplied by or on behalf of Horizons or JV Merger for inclusion therein) will comply as to form in all respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(h)                                 Absence of Certain Changes or Events.  From the date of the Analysts Balance Sheet to and including the date of this Agreement, Analysts and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices and neither Analysts nor any of its Subsidiaries has:

(i)                                          split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

(ii)                                       purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any of its capital stock or any securities convertible into or exchangeable for any of its capital stock;

(iii)                                    declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital (whether in cash, stock or property);

(iv)                                   issued any shares of its capital stock or granted any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except (A) issuances of shares of Analysts Common Stock upon the exercise of options under Analysts incentive plans in accordance with the terms of such plans, (B) the issuance of Analysts Rights under the Analysts Rights Agreement in connection with the issuance of Analysts Common Stock permitted pursuant to this Agreement;

(v)                                      sold, leased, licensed, or otherwise disposed of, pledged, granted a security interest in, or encumbered any assets or properties that were material to Analysts and its Subsidiaries, taken as a whole, other than sales or other dispositions in the ordinary course of business, or Permitted Liens (as defined in Section 10.08);

(vi)                                   incurred, assumed, or guaranteed any indebtedness for money borrowed other than (A) borrowings incurred for working capital purposes under Analysts’ existing revolving credit facilities, and (B) intercompany indebtedness;

(vii)                                changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by generally accepted accounting principles;

(viii)                             increased the compensation or benefits of any officer or director of Analysts or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(ix)                                     entered into or amended any contract, agreement, employment, severance, or special pay arrangement with any employee of Analysts or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(x)                                        terminated an agreement with a material customer or been notified that a material customer is terminating, or is planning to terminate, its agreement with Analysts;

(xi)                                     suffered any business interruption, damage to, or destruction of its properties, or other incident, occurrence, or event or change that would be reasonably likely to have a Material Adverse Effect on Analysts; or

(xii)                                  entered into a commitment, contract or agreement other than this Agreement, the effect of which would have the same result as the occurrence of any of the foregoing.

(i)                                     Tax Matters.

(i)                                          Analysts and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all federal, state, local, and foreign tax returns, reports, forms, or other similar statements (“Tax Returns”) required to be filed by them with respect to gross income, net income, gross receipts, withholding, social security, unemployment, payroll, franchise, property, excise, sales, use, and other taxes of whatever kind and any interest, penalty, or addition to tax attributable thereto (“Taxes”), except for Tax Returns the non-filing of which would not reasonably be likely to have a Material Adverse Effect on Analysts, and have paid all Taxes shown on such Tax

Returns to the extent they have become due.  Analysts and its Subsidiaries have paid all Taxes due and payable (whether or not shown on any Tax Return) except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Analysts.

(ii)                                       No Tax Return filed by Analysts or any of its Subsidiaries is the subject of any pending or, to the knowledge of Analysts, threatened audit, suit, proceeding, or claim by any Governmental Body (as defined in Section 10.08) as of the date of this Agreement.  Neither Analysts nor any of its Subsidiaries has received, as of the date of this Agreement, a written notice of material deficiency or assessment of material additional Taxes that remains unresolved.

(iii)                                    Analysts and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all material Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor (if any withholding is required), shareholder or other third party, except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Analysts.

(iv)                                   Neither Analysts nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement or arrangement.

(v)                                      Analysts has delivered or made available to Horizons true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Analysts and each of its Subsidiaries.

(vi)                                   There is no contract, agreement, plan, or arrangement covering any employee or former employee of Analysts or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible under Section 280G or Section 162(m) of the Code.

(vii)                                There are no Liens or encumbrances for Taxes on any of the assets of Analysts or any of its Subsidiaries, other than Permitted Liens.

(viii)                             The charges, accruals, and reserves for Taxes with respect to Analysts and its Subsidiaries reflected on the Analysts Balance Sheet are adequate under generally accepted accounting principles to cover the Tax liabilities of Analysts and its Subsidiaries accruing through the date thereof.

(ix)                                     Neither Analysts nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

(x)                                        Within the past five years, neither Analysts nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under section 355(a) of the Code.

(xi)                                     Neither Analysts nor any of its Subsidiaries is or has been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes (except the group of which Analysts is the parent).

(xii)                                  Neither Analysts nor any of its Subsidiaries has any material liability for any Taxes of any Person, other than Analysts or its Subsidiaries, under Treasury Regulation section 1.1502-6 or any comparable provision of state, local or foreign law, or as a transferee, successor or by contract.

(xiii)                               There are no outstanding agreements or waivers extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which Analysts may be subject or liable.  The federal income tax years of Analysts (or any consolidated group of which Analysts has been a member) that have been the subject of an audit are disclosed in the Analysts Disclosure Schedule.

(xiv)                              Analysts has not agreed, nor is it required to make, any material adjustment under sections  446(e) or 481(a) of the Code nor has it entered into any closing agreement pursuant to section 7121 of the Code or any other agreement with similar Tax purposes.

(xv)                                 All transactions that could give rise to an understatement of federal income Tax have been adequately disclosed on the Tax Returns of Analysts and of its Subsidiaries in accordance with Section 6662(d)(2)(B) of the Code.

(xvi)                              Analysts is not a “United States real property holding corporation” as defined in Section 897 of the Code.

(xvii)                           No power of attorney has been granted by Analysts or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force.

(j)                                     Agreements, Contracts and Commitments.

(i)                                     For purposes of this Agreement, the term “Analysts Material Contracts” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Analysts or any of its Subsidiaries is a party or by which any of them or any of their assets are bound, and which:

(A)                         has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by Analysts at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves or is reasonably likely to involve the payment or receipt of money in excess of $500,000 per year;

(B)                           involves or is reasonably likely to involve the payment or receipt of money in excess of $1,000,000 in any year;

(C)                           contains covenants limiting the freedom of Analysts or any of its Subsidiaries to sell any products or services of or to any other person, engage in any line of business or compete with any person or operate at any location;

(D)                          was made with any officer, director, Analysts employee or member of Analysts’ Board of Directors or any service, operating or management agreement or arrangement with respect to any of Analysts’ assets or properties (whether leased or owned), other than those that are terminable by Analysts on no more than thirty (30) days’ notice without liability or financial obligation to Analysts;

(E)                            is a contract pursuant to which Analysts has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in part, by Analysts;

(F)                            includes indemnification, guaranty or warranty other than those contracts entered into the ordinary course of Analysts’ business;

(G)                           is a mortgage, indenture, guarantee, capital lease agreement, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

(H)                          is a settlement agreement under which Analysts has ongoing obligations;

(I)                               is an Analysts Real Property Lease;

(J)                              is a partnership or joint venture agreement;

(K)                          is a material Intellectual Property agreement; or

(L)                            is a contract that is a “material contract” (as defined in Item 601(b) of Regulation S-K of the SEC)

(ii)                                  All of the Analysts Material Contracts that are required to be filed as exhibits to the Analysts SEC Reports or, pursuant to Item 601(b) of Regulation S-K of the SEC, described therein, are so filed or described and are enforceable and in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).

(iii)                               The Analysts Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Horizons with respect to, all Analysts Material Contracts in effect as of the date hereof.

(iv)                              To the knowledge of Analysts, as of the date of this Agreement, (i) there is no breach or violation of or default by Analysts or any of its Subsidiaries under any of the Analysts Material Contracts, except such breach, violations and defaults as have been waived in writing, and (ii) no event has occurred with respect to Analysts or any of its Subsidiaries which, with modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Analysts Material Contracts which breach, violation or default referred to in clauses (i) and (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Analysts.

(k)                                  Intellectual Property.  The Analysts Disclosure Schedule contains a complete and correct list of all material patents and trademarks, trademark rights, trade names, service marks, service mark rights and copyrights and other proprietary intellectual property rights, and all applications for any of the foregoing owned by Analysts and its Subsidiaries as of the date of this Agreement.  With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Analysts, to the knowledge of Analysts, Analysts or one of its Subsidiaries is the sole owner of or has the right to use and sell (with respect to Intellectually Property that is owned entirely by Analysts) without the payment of any fee or royalty to any other person (other than pursuant to Analysts Material Contracts or other agreements the non-disclosure of which therein does not constitute a misrepresentation under Section 4.01(j)) all Intellectual Property necessary to carry on their respective businesses as currently conducted.  As of the date of this Agreement, neither Analysts nor any of its Subsidiaries has received any written notice that any material Intellectual Property owned by or exclusively licensed to Analysts and/or its Subsidiaries has been declared unenforceable or otherwise invalid by any court or governmental agency.  As of the date of this Agreement, there is, to the knowledge of Analysts, no existing infringement, misappropriation or other violation by others of any Intellectual Property owned by or licensed to Analysts and/or its Subsidiaries.  From January 1, 2002 to the date of this Agreement, neither Analysts nor any of its Subsidiaries has received any written notice including but not limited to oppositions alleging that the operation of the business of Analysts or any of its Subsidiaries or the use of the Intellectual Property either infringes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of others.  Neither Analysts nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings that (i) restrict the rights of Analysts or any of its Subsidiaries to use any Intellectual Property material to the business of Analysts or any of its Subsidiaries as currently conducted, (ii) restrict in any material respect the conduct of business of Analysts or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any material Intellectual Property owned by or exclusively licensed to Analysts or any of its Subsidiaries.  The execution, delivery and performance of this Agreement by Analysts and the consummation by Analysts of the transactions contemplated hereby will not (A) constitute a breach by Analysts or its Subsidiaries of any instrument or agreement governing any Analysts Intellectual Property rights, (B) pursuant to the terms of any license or agreement relating to any Analysts Intellectual Property, cause the modification of any terms of any such license or agreement, (C) cause the forfeiture or termination of any Analysts Intellectual Property rights under the terms thereof, (D) give rise to a right of forfeiture or termination of any Analysts Intellectual Property rights under the terms thereof, or (E) impair the right of Analysts, its Subsidiaries, the Surviving Corporation or Horizons to make, have made, offer for sale, use sell, export or license any Analysts Intellectual Property rights or portion thereof pursuant to the terms thereof, except in the case for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Analysts.

(l)                                     Litigation.  There is no litigation, arbitration, or administrative proceeding pending against or, to the knowledge of Analysts, threatened against Analysts or any of its Subsidiaries as of the date of this Agreement that, if decided adversely to such person, would be reasonably likely to have a Material Adverse Effect on Analysts, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement.  As of the date of this Agreement, neither Analysts nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any court, administrative agency, commission, or other governmental authority.  There has not been nor are there currently any internal investigations or inquiries being conducted by Analysts, the Analysts Board of Directors, or any committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(m)                               Permits, Licenses, Authorizations; Compliance with Laws.  Analysts and each of its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations necessary to conduct its business, except where the failure to have any such license, franchise, permit, or other governmental authorization would not be reasonably likely to have a Material Adverse Effect on Analysts.  Neither Analysts nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where the existence of any such violation would not be reasonably likely to have a Material Adverse Effect on Analysts.

(n)                                 Brokers or Finders.  Analysts has engaged Piper Jaffray & Co. (“Piper Jaffray”) as its financial advisor in connection with the transactions contemplated by this Agreement and neither Analysts nor any of its Subsidiaries has engaged any broker, or finder in connection with the transactions contemplated hereby.  Analysts shall be liable for and shall pay all obligations of Analysts under its engagement letter with Piper Jaffray.  A copy of the engagement agreement with Piper Jaffray, together with all other agreements in effect with Piper Jaffray, has been provided to Horizons and except as set forth therein, no other fees are payable to Piper Jaffray with respect to this Agreement or the transactions contemplated hereby.

(o)                                 Employment Matters.

(i)                                          Each employee pension benefit plan (“Pension Plan”), as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each employee welfare benefit plan (“Welfare Plan”), as defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other material employee benefit plan or program (“Benefit Plan”), that is currently maintained by Analysts or any of its ERISA Affiliates (as defined below) or with respect to which Analysts or any of its ERISA Affiliates is under any current obligation to contribute or has liability, whether current or contingent (collectively, the “Analysts Employee Plans” and individually, an “Analysts Employee Plan”), is listed in the Analysts Disclosure Schedule and, to the extent an Analysts Employee Plan is evidenced by documents, true and complete copies thereof have been delivered or made available to Horizons.  In addition, copies of the summary plan descriptions of each

Benefit Plan, copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, copies of the most recent actuarial report for each such Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each such Pension Plan and each such Welfare Plan for the most recent plan year of such plan for which reports have been filed have been delivered or made available to Horizons.

(ii)                                       Each of Analysts and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Analysts Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Analysts Employee Plans.  No Pension Plan constituting an Analysts Employee Plan that is subject to Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in that section), whether or not material, as of the last day of the most recent plan year of the plan.

(iii)                                    Each Analysts Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Pension Plan and each Welfare Plan constituting an Analysts Employee Plan have been timely filed.

(iv)                                   There is no litigation, arbitration, or administrative proceeding pending or, to the knowledge of Analysts, threatened against Analysts or any of its ERISA Affiliates or, to the knowledge of Analysts, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Analysts Employee Plan as of the date of this Agreement.  Neither Analysts nor any of its ERISA Affiliates nor, to the knowledge of Analysts, any plan fiduciary of any Pension Plan or Welfare Plan constituting an Analysts Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Analysts Employee Plan.

(v)                                      Neither Analysts nor any of its ERISA Affiliates currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any “multiemployer plan” as defined in Section 3(37) of ERISA.

(vi)                                   For purposes of this Section 4.01(o), the term “ERISA Affiliate” means (A) any trade or business with which Analysts is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which Analysts is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which Analysts is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which Analysts is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which Analysts is aggregated under Section 414(o) of the Code.

(vii)                                Except as would not reasonably be likely to have a Material Adverse Effect on Analysts, Analysts and its Subsidiaries (A) are in compliance with all applicable federal, state and foreign laws, rules, and regulations respecting employment, employment practices, terms and conditions of employment, and wages and hours, in each case, with respect to employees of any of them; (B) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees of any of them; (C) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) other than routine payments to be made in the normal course of business and consistent with past practice, are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security, or other benefits for employees of any of them.

(viii)                             Neither Analysts nor any of its Subsidiaries is a party to any collective bargaining or other union contract.  As of the date of this Agreement, no work stoppage or labor strike with respect to any employee of Analysts or any of its Subsidiaries is pending or, to the knowledge of Analysts, is threatened.  There is no pending nor, to the knowledge of Analysts, any threatened, labor dispute, grievance, or litigation relating to labor, safety, or discrimination matters involving any employee of Analysts or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints, which would reasonably be likely to have a Material Adverse Effect on Analysts.  There has been no engagement in any unfair labor practices by Analysts or any of its Subsidiaries within the meaning of the National Labor Relations Act which would reasonably be likely to have a Material Adverse Effect on Analysts.

(ix)                                     Section 4.01(o) of the Analysts Disclosure Schedule sets forth a true, complete and correct list of: (A) all employment agreements with employees of Analysts or any of its Subsidiaries (other than at-will offer letters that are consistent with Analysts’ general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits); (B) all current or former salespersons or executives of Analysts or any of its Subsidiaries who have executed a non-competition agreement with Analysts or any of its Subsidiaries (provided, that disclosure shall be required only for such persons that since January 1, 2003 earned or earn in excess of $200,000 per year); (C) all severance agreements, programs and policies of Analysts or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law; and (D) all plans, programs, agreements and other arrangements of Analysts or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement.  True, complete and correct copies of each of the foregoing agreements to which any employee of Analysts or any of its Subsidiaries is a party have been made available to Horizons.  Neither the execution and delivery of this Agreement or the Merger nor the consummation of the transactions contemplated hereby or thereby will constitute a “change of control” or similar event under any employment or severance plan, program, agreement or other arrangement with Analysts or any of its Subsidiaries.

(x)                                        There are no personnel manuals or handbooks applicable to employees of Analysts or any of its Subsidiaries, other than those set forth in Section 4.01(o) of the Analysts Disclosure Schedule, true and complete copies or written summaries of which have heretofore been provided to Horizons.

(xi)                                     No employee of Analysts or any of its Subsidiaries (A) to Analysts’ knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Analysts or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Analysts or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (B) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Analysts or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Analysts or any of its Subsidiaries.

(xii)                                  Each of Analysts and its Subsidiaries has been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local Law relating to plant closings and layoffs.  Neither Analysts nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law.

(p)                                 Environmental Matters.

(i)                                     For purposes of this Agreement:

(A)                         “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1201 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., and any other federal, state, local, or other governmental statute, regulation, law, or ordinance dealing with the protection of human health, natural resources, or the environment; and

(B)                           “Hazardous Substance” means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance, or material listed or identified in or regulated by any Environmental Law.

(ii)                                  Except as would not be reasonably likely to have a Material Adverse Effect on Analysts, (A) no real property currently or formerly owned or operated by Analysts or any Subsidiary of Analysts is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation by Analysts or such Subsidiary under any Environmental Law, (B) neither Analysts nor any Subsidiary of Analysts has any material unpaid liability for any off-site disposal of Hazardous Substances, and (C) neither Analysts nor any of its Subsidiaries has received in writing any claims or notices alleging liability under any Environmental Law.  Neither Analysts nor any of its Subsidiaries is in violation of any applicable Environmental Law or has any unpaid liability under any Environmental Law and no condition or event has occurred with respect to Analysts or any of its Subsidiaries that would constitute a violation of such Environmental Law or result in any unpaid liability under any Environmental Law, excluding, in any event, such violations, conditions, and events that would not be reasonably likely to have a Material Adverse Effect on Analysts.

(iii)                               The Analysts Disclosure Schedule lists all environmental assessments in Analysts’ possession or control that relate to any of its (or any of its Subsidiaries’) currently or previously owned or leased real property.  Analysts has delivered to Horizons true and complete copies of all environmental assessments listed in the Analysts Disclosure Schedule, all of the disclosures and other information made or contained in which are deemed to be incorporated by reference, and thereby included, in the Analysts Disclosure Schedule.

(q)                                 Insurance.  The Analysts Disclosure Schedule sets forth all of Analysts’ and its Subsidiaries insurance policies, including third party policies under which Analysts claims coverage.  Analysts has furnished or made available to Horizons complete and correct copies of each such policy.  Subject to expiration in accordance with the policy terms, neither Analysts nor any Subsidiary of Analysts has received notices of any pending or threatened cancellation or otherwise with respect to any insurance policies in force naming Analysts, any of its Subsidiaries or employees thereof, as an insured or beneficiary or as a loss payable payee.  There are no material pending claims against such insurance policies by Analysts or any Subsidiary of Analysts as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Analysts or a Subsidiary.  Analysts (or one of its Subsidiaries) now maintains, and has maintained during the immediately preceding three-year period, policies of insurance with respect to all material properties, assets, and business activities of Analysts and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities.  Neither Analysts or any of its Subsidiaries is in default in any material respect with respect to any provision contained in an insurance policy.

(r)                                    Analysts Rights Agreement.  The Board of Directors of Analysts has taken all action to the extent necessary in order to render Analysts Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and to terminate the Analysts Rights Agreement effective immediately prior to the Effective Time.

(s)                                  Opinion of Financial Adviser.  Analysts’ Board of Directors has received the opinion of Piper Jaffray to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Analysts Common Stock (other than Horizons or any Subsidiary of Analysts or Horizons) in the Merger is fair to such stockholders from a financial point of view.

(t)                                    Ownership of Horizons Common Stock.  As of the date of this Agreement, neither Analysts nor, to the knowledge of Analysts, any of Analysts’ affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in the case of either clause (i) or (ii), shares of Horizons Common Stock, other than as set forth in the Confidentiality Agreement.

(u)                                 Transactions with Affiliates.  Except for transactions between or among Analysts and any of its Subsidiaries, and except for contracts entered into in the ordinary course of business that are no less advantageous to Analysts and its Subsidiaries than market terms in all material respects, no affiliate of Analysts or any of its Subsidiaries nor any shareholder, officer, director, partner, member, consultant, or employee of Analysts or any of its Subsidiaries, is a party to any material contract or transaction with Analysts or any of its Subsidiaries, including any material contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from, Analysts or any of its Subsidiaries.  Since the date of the Analysts Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC that has not been so reported in the Analysts SEC Reports.

(v)                                 Disclosure Controls and Procedures.  Since August 14, 2003, Analysts and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Analysts in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Analysts’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Analysts required under the Exchange Act with respect to such reports.  Analysts maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w)                               Anti-Takeover Statute Not Applicable.  Except for Section 302A.673 of the MBCA (which shall not prohibit the transactions contemplated by this Agreement), no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Minnesota or other applicable Law (each a “Takeover Statute”) is applicable to the Merger or any of the other transactions contemplated by this Agreement.

(x)                                   Properties and Assets.

(i)                                          Analysts or a Subsidiary of Analysts has good and valid (and, in the case of real property, fee simple) title to, or a valid leasehold interest in, all the real and tangible properties and assets which it purports to own or lease, including all the properties and assets reflected in the Analysts Balance Sheet (except for personal property sold since the date of the Analysts Balance Sheet in the ordinary course of business consistent with past practice).  All properties and assets reflected in the Analysts Balance Sheet are free and clear of all Liens, except for Liens reflected on the Analysts Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use or operation of the property or assets subject thereto.

(ii)                                       Section 4.01(x) of the Analysts Disclosure Schedule sets forth a true, complete and correct list of all real property owned by Analysts or its Subsidiaries and the location of such premises.  All material real property leases, licenses or other occupancy agreements to which Analysts or a Subsidiary of Analysts is a party or for which it is obligated (whether as lessor or tenant) (collectively, the “Analysts Real Property Leases”) are either filed as exhibits to the Analysts SEC Reports filed with the SEC prior to the date hereof or complete copies thereof have been delivered to or made available to Horizons.  Section 4.01(x) of the Analysts Disclosure Schedule lists all Analysts Real Property Leases.

(iii)                                    Each Analysts Real Property Lease is in full force and effect, unless the failure of any Analysts Real Property Lease to be in full force and effect would not be reasonably likely to have a Material Adverse Effect on Analysts.  Neither Analysts nor any of its Subsidiaries, nor to the knowledge of Analysts, any other party is in breach of or in default under any Analysts Real Property Lease, except for breaches or defaults which would not be reasonably likely to have a Material Adverse Effect on Analysts.

(y)                                 Books and Records.  The minute books of Analysts and its material Subsidiaries covering periods since January 1, 2001, all of which have been made available to Horizons prior to the date of this Agreement, are complete and correct in all material respects.

(z)                                   Customers.  The Analysts Disclosure Schedule sets forth a list of Analysts’ top twenty customers (on a consolidated basis) by dollar volume for the 2002 and 2003/2004 fiscal years and for the first quarter of the 2005 fiscal year.  To the knowledge of Analysts: (i) no event, occurrence or fact has occurred or is likely to occur which threatens to adversely and materially affect the arrangements of Analysts or any of its Subsidiaries with any such customers, including the transactions contemplated by this Agreement; and (ii) no event, occurrence, or fact has occurred or is likely to occur which would lead it to believe that any of such customers will not continue to request the current level and type of services currently being provided services provided to such customers Analysts or any of its Subsidiaries on similar terms and conditions.  No such customer has terminated or threatened to terminate its agreement or business arrangement with Analysts (or any of its Subsidiaries other than in the ordinary course of Analysts’ business).

(aa)                            No Material Adverse Effect.  Since the date of the Analysts Balance Sheet, there has not occurred any change in the business operations, results of operations, properties or financial condition of Analysts or its Subsidiaries, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect on Analysts.

4.02                        Representations and Warranties of Horizons and JV Merger.  Except (i) as otherwise disclosed in any Horizons SEC Report (as defined below) filed with the SEC prior to the date hereof (other than any risk factors or forward looking statements contained therein, which shall not modify, qualify or otherwise affect the representations and warranties set forth in this Section 4.02) or (ii) as otherwise set forth in the disclosure schedule delivered by Horizons to Analysts concurrently with the execution of this Agreement (the “Horizons Disclosure Schedule”), Horizons represents and warrants to Analysts and JV Merger, jointly and severally, as set forth below.  Each exception set forth in the Horizons Disclosure Schedule, and any other information included in the Horizons Disclosure Schedule, is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and shall be deemed to be disclosed solely for the purpose of such section or subsection of this Agreement and not to another section or subsection of this Agreement; provided that any disclosure in the SEC Reports or the Horizons Disclosure Schedule shall also be deemed to be disclosed for the purpose of any section or subsection of this Agreement to which the applicability of such disclosure is reasonably apparent from such disclosure.  Inclusion of any information in the Horizons Disclosure Schedule shall not be construed as an admission that such information is material to Horizons or any of its Subsidiaries or was not entered into in the ordinary course of business.

(a)                                  Organization, Standing, Qualification.  Horizons is a corporation and each of its Subsidiaries is a corporation or other entity (as identified in the Horizons Disclosure Schedule) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (as identified in the Horizons Disclosure Schedule) and has the requisite corporate or other entity, as applicable, power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.  Each of Horizons and its Subsidiaries is duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated, or leased by it, or the nature of its business, makes such qualification or licensing necessary, except those jurisdictions where failure to be so qualified, licensed, or in good standing would not be reasonably likely to have a Material Adverse Effect on Horizons.  Complete and correct copies of the Articles or Certificate of Incorporation and Bylaws or similar charter or organizational documents of Horizons and each of its Subsidiaries currently in effect have been made available to Analysts.  Each such instrument is in full force and effect.  Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, JV Merger has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.  JV Merger does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

(b)                                 Capitalization.  The authorized capital stock of Horizons consists solely of the following: (i) 100,000,000 shares of Horizons Common Stock, of which, as of April 11, 2005, 31,261,885 shares were issued and outstanding; and (ii) 200,000 shares of Preferred Stock, $.10 par value per share (the “Horizons Preferred Stock”), of which, as of the date of this Agreement, none is issued and outstanding.  As of April 11, 2005, 1,896,220 shares of Horizons Common Stock were held in the treasury of Horizons.  All of the issued and outstanding shares of capital stock of Horizons and each of its corporate Subsidiaries, and all of the equity interests of each of its Subsidiaries, have been duly authorized and validly issued, are fully paid and nonassessable (in the case of such capital stock), were not granted in violation of any statutory preemptive rights, and were issued in compliance with all applicable federal and state securities laws.  The total number of shares of Horizons Common Stock outstanding (assuming the issuance of any shares of Horizons Common Stock issuable upon the exercise of any option, warrant or other security convertible into Horizons Common Stock or any shares reserved for issuance pursuant to an employee stock purchase plan, a 401(k) plan, an equity participation plan, a subscription agreement or the like) on the date hereof is 40,494,673.  As of April 11, 2005, 2,109,155 shares of Horizons Common Stock were reserved for issuance pursuant to the 1999 Employee Stock Purchase Plan.  As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights, calls, or other agreements or commitments of any character pursuant to which Horizons or any of its Subsidiaries is or may become obligated to issue, sell, transfer, or otherwise dispose of, or purchase, redeem, or otherwise acquire, any shares of capital stock of, or other equity interests in, Horizons or any of its Subsidiaries, and there are no outstanding securities convertible into or exchangeable for any such capital stock or other equity interests, except for (i) options to purchase up to an aggregate of 3,835,498 shares of Horizons Common Stock and (ii) the Common Stock Rights Agreement, dated as of July 13, 1999, between Horizons and Registrar & Transfer Company, as Rights Agent, as amended (the “Horizons Rights Agreement”) pursuant to which each outstanding share of Horizons Common Stock has attached to it certain rights (the “Horizons Rights”) to purchase One-One Thousandth (1/1000) of a share of Horizons Preferred Stock, at a purchase price of $90 per share (subject to adjustment).  The Horizons Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of April 9, 2005, held outstanding options to acquire shares of Horizons Common Stock (the “Horizons Stock Options”) under the Horizons Stock Option Plans (as defined below) or under any other equity incentive plan or arrangement of Horizons and its Subsidiaries, indicating, with respect to each Horizons Stock Option then outstanding, the original intended tax status of such option under Section 422 of the Code, the number of shares of Horizons Common Stock subject to such Horizons Stock Option, the name of the plan under which such Horizons Stock Option was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Horizons Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.  Horizons has made available to Analysts true, complete and correct copies of all Horizons Stock Option Plans and the forms of all stock option agreements evidencing outstanding Horizons Stock Options.  There are no preemptive rights, rights of first refusal, rights of first offer, or any similar rights granted by Horizons or any of its Subsidiaries with respect to the securities of Horizons or any of its Subsidiaries.  As of the date of this Agreement, there are no stock appreciation rights, phantom stock rights, or performance shares outstanding with respect to Horizons or any of its Subsidiaries or similar agreements or commitments obligating Horizons or any Subsidiary of Horizons to make cash payments pursuant to any stock based or stock related plan based upon the market price performance of Horizons Common Stock.  Horizons owns, directly or indirectly, all of the issued and outstanding shares of capital stock or equity interests of every class of each of its Subsidiaries, free and clear of all Liens, security interests, pledges, charges, and other encumbrances.  The Horizons Disclosure Schedule contains a complete and correct list of each corporation, limited liability company, partnership, joint venture, or other business association in which Horizons has any direct or indirect equity ownership interest, including the nature of the equity interest held by Horizons therein.  There are no voting trusts or agreements or arrangements to which Horizons or any of its Subsidiaries is a party or of which Horizons otherwise has knowledge with respect to the voting of its capital stock.  There are no commitments or agreements or commitments of any character to which Horizons is bound obligating Horizons to accelerate the vesting of any option as a result of the Merger.  No bonds, debentures, notes or other evidences or indebtedness having the right to vote on any matters on which stockholders of Horizons may vote are issued or outstanding.  Other than its Subsidiaries, Horizons does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity except for highly liquid investments with an original maturity date of three months or less at the date of purchase, made in the ordinary course of business consistent with past practice.  “Horizons Stock Option Plans” means the 1991 Directors’ Stock Option Plan, the 1994 Incentive Stock Option and Appreciation Plan and the 2004 Omnibus Incentive Compensation Plan.

(c)                                  Authorization and Execution.

(i)                                          Each of Horizons and JV Merger has the corporate power and authority to execute and deliver this Agreement and, subject to approval by Horizons’ stockholders at the special meeting of stockholders referred to in Section 4.02(c)(ii), to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by Horizons and JV Merger have been duly authorized by the Board of Directors of each of Horizons and JV Merger, and no further corporate action of Horizons or JV Merger, other than the approval of Horizons’ stockholders and the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota, is necessary to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Horizons and JV Merger and, assuming the accuracy of the representations and warranties of Analysts and set forth in Section 4.01(c), constitutes the legal, valid, and binding obligation of each of Horizons and JV Merger, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

(ii)                                       Horizons’ Board of Directors has at a meeting duly called and held: (A) unanimously determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair to and in the best interests of Horizons and its stockholders; (B) unanimously approved and adopted this Agreement and the transactions contemplated by this Agreement; and (C) unanimously resolved to recommend approval of this Agreement and the Merger by its stockholders (the “Horizons Voting Proposal”).  No other corporate proceedings on the part of Horizons are necessary to authorize or approve this Agreement or to consummate the transactions contemplated by this Agreement, except for the approval of the Horizons Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of the Horizons Common Stock entitled to vote at a meeting (the “Horizons Shareholders’ Meeting”) of the stockholders of Horizons convened to consider and vote upon the Horizons Voting Proposal (the “Requisite Horizons Shareholder Approval”).

(d)                                 No Conflicts.  Neither the execution and delivery of this Agreement by Horizons nor the consummation by Horizons of the transactions contemplated hereby in accordance with their terms, will (i) conflict with or result in a breach of the Articles or Certificate of Incorporation, Bylaws, Articles of Organization, operating agreement, or similar charter or organizational documents, as currently in effect, of Horizons or any of its Subsidiaries; (ii) require any filing with, or consent or approval of, any governmental authority having jurisdiction over any of the businesses or assets of Horizons or any of its Subsidiaries, except for (A) the requirements under the HSR Act,  (B) filings as may be required under foreign antitrust or competition Laws, (C) the filing of the Certificate of Merger with the Minnesota Secretary of State, (D) the filing of the Joint Proxy Statement with the SEC in accordance with the requirements of the Exchange Act; (E) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and communications under Rule 425 under the Securities Act, in each case as they may be required in connection with this Agreement and the transactions contemplated hereby, (F) the listing application to be filed with NASDAQ and (G) filings required by state securities laws or other “blue sky” laws; (iii) violate any statute, law, ordinance, rule, or regulation applicable to Horizons or any of its Subsidiaries, any permit or governmental authorization or any injunction, judgment, order, writ, or decree to which Horizons or any of its Subsidiaries or any of their respective assets has been specifically identified as subject; or (iv) result in a breach of, or constitute a default or an event that, with or without the passage of time or the giving of notice, or both, would constitute a default, give rise to a right of termination, cancellation, or acceleration, create any entitlement of any third party to any material payment or benefit, require notice to or the consent of any third party, or result in the creation of any Lien on the assets of Horizons or any of its Subsidiaries under, any Horizons Material Contract (as defined in Section 4.02(j)), except, in the case of clauses (iii) and (iv), where the violation, breach, default, termination, cancellation, acceleration, payment, benefit, or Lien, or the failure to make such filing or obtain such consent or approval would not be reasonably likely to have a Material Adverse Effect on Horizons.

(e)                                  Compliance; Permits.

(i)                                          Horizons is, and since January 1, 2001 has been, in material compliance with and is not in material default or violation of (and have not received any written notice of material non-compliance, default or violation with respect to) any Law applicable to Horizons or by which any of its properties are bound or affected.

(ii)                                       Horizons holds all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and approvals from Governmental Entities that are material to the operation of its business as currently conducted (collectively, the “Horizons Permits”).  The Horizons Permits are in full force and effect, have not been violated in any material respect and, to Horizons’ knowledge, no suspension, revocation, or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or threatened, seeking the suspension, revocation or cancellation of any Horizons Permits.  No Horizons Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, other than as would not reasonably be expected to have a Material Adverse Effect on Horizons.

(f)                                    SEC Reports; Financial Statements; Undisclosed Liabilities; SEC Inquiries.

(i)                                          Horizons has made available to Analysts, in the form filed with the SEC, its (A) Annual Report on Form 10-K for each of its fiscal years ended December 31, 2000 through December 31, 2004, (B) all proxy statements relating to Horizons’ meetings of stockholders (whether annual or special) held since January 1, 2000, and (C) all other reports, registration statements, and other filings (including amendments to previously filed documents) filed by

Horizons with the SEC since January 1, 2000 (all such reports, proxy statements, registration statements, and filings, other than the Joint Proxy Statement), being herein collectively called the “Horizons SEC Reports” and individually called a “Horizons SEC Report”).  Taking into account any amendments and supplements filed prior to the date of this Agreement, no Horizons SEC Report, as of its filing date (and if amended or supplemented by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and each Horizons SEC Report at the time of its filing complied as to form in all material respects with all applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC.  Since January 1, 2000, Horizons has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act, the Securities Act, and the rules and regulations of the SEC.

(ii)                                       Each set of the consolidated financial statements contained in the Horizons SEC Reports were, and the consolidated financial statements contained in Horizons SEC Documents to be filed from the date hereof until the Effective Date will be, prepared in accordance with generally accepted accounting principles and the published rules and regulations of the SEC applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present or will fairly present, in all material respects, the consolidated financial position of Horizons and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and consolidated cash flows of Horizons and its Subsidiaries for the periods indicated, subject, in the case of interim financial statements, to normal year-end adjustments which are not material, and except that the interim financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles.

(iii)                                    Except as and to the extent reflected or reserved against on the most recent balance sheet contained in the Horizons SEC Reports filed prior to the date hereof (the “Horizons Balance Sheet”), neither Horizons nor any of its Subsidiaries had, as of the date of the Horizons Balance Sheet, any material obligations or liabilities of any nature that as of such date would have been required to be included on a consolidated balance sheet of Horizons prepared in accordance with generally accepted accounting principles as in effect on that date.  From the date of the Horizons Balance Sheet to the date of this Agreement, neither Horizons nor any of its Subsidiaries has incurred any obligations or liabilities of any nature that are currently outstanding that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Horizons dated as of the date of this Agreement prepared in accordance with generally accepted accounting principles as in effect on the date of this Agreement, other than those arising in the ordinary course of business (including trade indebtedness) since the date of the Horizons Balance Sheet and those that individually or in the aggregate might not be reasonably likely to have a Material Adverse Effect on Horizons.

(iv)                                   The chief executive officer and the chief financial officer of Horizons have made all certifications required by, and nothing has come to their attention that would preclude them from being able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and Horizons is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards and corporate governance rules of NASDAQ.  Neither Horizons nor any of its officers has received notice from the SEC or NASDAQ questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.  Horizons is, and through the Closing Date will be, otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

(v)                                      Neither Horizons nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar contract or arrangement (including without limitation any contract or arrangement relating to any transaction or relationship between or among Horizons and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Horizons or any of its Subsidiaries in Horizons’ or its Subsidiaries’ published financial statements.

(vi)                                   Each set of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Horizons SEC Reports accurately reflects the revenues and costs relating to the Horizons Material Contracts for the period(s) covered thereby.

(vii)                                To the knowledge of Horizons, there are currently no investigations or requests for information of any nature being undertaken with respect to the Horizons SEC Reports.

(g)                                 Information to be Supplied by Horizons and JV Merger.  None of the information supplied or to be supplied by or on behalf of Horizons and JV Merger for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed, amended, supplemented or becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the information supplied or to be supplied by or on behalf of Horizons or JV Merger for inclusion or incorporation by reference in the Joint Proxy Statement will, at the dates mailed to stockholders and at the times of the Horizons Shareholders’ Meeting and the Analysts Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Joint Proxy Statement (except for information supplied by or on behalf of Analysts for inclusion therein) will comply as to form in all respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(h)                                 Absence of Certain Changes or Events.  From the date of the Horizons Balance Sheet to and including the date of this Agreement, Horizons and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices and neither Horizons nor any of its Subsidiaries has:

(i)                                          split, combined, or reclassified any shares of its capital stock or made any other changes in its equity capital structure;

(ii)                                       purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or any options, rights, or warrants to purchase any of its capital stock or any securities convertible into or exchangeable for any of its capital stock;

(iii)                                    declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital (whether in cash, stock or property);

(iv)                                   issued any shares of its capital stock or granted any options, rights, or warrants to purchase any such capital stock or any securities convertible into or exchangeable for any such capital stock, except (A) issuances of shares of Horizons Common Stock upon the exercise of options under Horizons incentive plans in accordance with the terms of such plans, (B) the issuance of Horizons Rights under the Horizons Rights Agreement in connection with the issuance of Horizons Common Stock permitted pursuant to this Agreement;

(v)                                      sold, leased, licensed, or otherwise disposed of, pledged, granted a security interest in, or encumbered any assets or properties that were material to Horizons and its Subsidiaries, taken as a whole, other than sales or other dispositions in the ordinary course of business, or Permitted Liens (as defined in Section 10.08);

(vi)                                   incurred, assumed, or guaranteed any indebtedness for money borrowed other than (A) borrowings incurred for working capital purposes under Horizons’ existing revolving credit facilities, and (B) intercompany indebtedness;

(vii)                                changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by generally accepted accounting principles;

(viii)                             increased the compensation or benefits of any officer or director of Horizons or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(ix)                                     entered into or amended any contract, agreement, employment, severance, or special pay arrangement with any employee of Horizons or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(x)                                        terminated an agreement with a material customer or been notified that a material customer is terminating, or is planning to terminate, its agreement with Horizons;

(xi)                                     suffered any business interruption, damage to, or destruction of its properties, or other incident, occurrence, or event or change that would be reasonably likely to have a Material Adverse Effect on Horizons; or

(xii)                                  entered into a commitment, contract or agreement other than this Agreement, the effect of which would have the same result as the occurrence of any of the foregoing.

(i)                                     Tax Matters.

(i)                                          Horizons and its Subsidiaries have timely filed (or received appropriate extensions of time to file) all Tax Returns required to be filed by them with respect to Taxes, except for Tax Returns the non-filing of which would not reasonably be likely to have a Material Adverse Effect on Horizons, and have paid all Taxes shown on such Tax Returns to the extent they have become due.  Horizons and its Subsidiaries have paid all Taxes due and payable (whether or not shown on any Tax Return) except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Horizons.

(ii)                                       No Tax Return filed by Horizons or any of its Subsidiaries is the subject of any pending or, to the knowledge of Horizons, threatened audit, suit, proceeding, or claim by any Governmental Body (as defined in Section 10.08) as of the date of this Agreement.  Neither Horizons nor any of its Subsidiaries has received, as of the date of this Agreement, a written notice of material deficiency or assessment of material additional Taxes that remains unresolved.

(iii)                                    Horizons and its Subsidiaries have withheld and paid over to the appropriate governmental authorities all material Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor (if any withholding is required), shareholder or other third party, except for Taxes the nonpayment of which would not reasonably be likely to have a Material Adverse Effect on Horizons.

(iv)                                   Neither Horizons nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement or arrangement.

(v)                                      Horizons has delivered or made available to Analysts true and complete copies of all requested federal, state, local, and foreign income tax returns with respect to Horizons and each of its Subsidiaries.

(vi)                                   There is no contract, agreement, plan, or arrangement covering any employee or former employee of Horizons or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible under Section 280G or Section 162(m) of the Code.

(vii)                                There are no Liens or encumbrances for Taxes on any of the assets of Horizons or any of its Subsidiaries, other than Permitted Liens.

(viii)                             The charges, accruals, and reserves for Taxes with respect to Horizons and its Subsidiaries reflected on the Horizons Balance Sheet are adequate under generally accepted accounting principles to cover the Tax liabilities of Horizons and its Subsidiaries accruing through the date thereof.

(ix)                                     Neither Horizons nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from being treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code.

(x)                                        Within the past five years, neither Horizons nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under section 355(a) of the Code.

(xi)                                     Neither Horizons nor any of its Subsidiaries is or has been a member of any group of corporations filing a consolidated tax return for United States federal income tax purposes (except the group of which Horizons is the parent).

(xii)                                  Neither Horizons nor any of its Subsidiaries has any material liability for any Taxes of any Person, other than Horizons or its Subsidiaries, under Treasury Regulation section 1.1502-6 or any comparable provision of state, local or foreign law, or as a transferee, successor or by contract.

(xiii)                               There are no outstanding agreements or waivers extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due for any taxable period with respect to any Tax for which Horizons may be subject or liable.  The federal income tax years of Analysts (or any consolidated group of which Horizons has been a member) that have been the subject of an audit are disclosed in the Horizons Disclosure Schedule.

(xiv)                              Horizons has not agreed, nor is it required to make, any material adjustment under sections  446(e) or 481(a) of the Code nor has it entered into any closing agreement pursuant to section 7121 of the Code or any other agreement with similar Tax purposes.

(xv)                                 All transactions that could give rise to an understatement of federal income Tax have been adequately disclosed on the Tax Returns of Horizons and of its Subsidiaries in accordance with Section 6662(d)(2)(B) of the Code.

(xvi)                              Horizons is not a “United States real property holding corporation” as defined in Section 897 of the Code.

(xvii)                           No power of attorney has been granted by Horizons or any of its Subsidiaries with respect to any matter relating to Taxes which is currently in force.

(j)                                     Agreements, Contracts and Commitments.

(i)                                          For purposes of this Agreement, the term “Horizons Material Contracts” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Horizons or any of its Subsidiaries is a party or by which any of them or any of their assets are bound, and which:

(A)                         has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by Horizons at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves or is reasonably likely to involve the payment or receipt of money in excess of $500,000 per year;

(B)                           involves or is reasonably likely to involve the payment or receipt of money in excess of $1,000,000 in any year;

(C)                           contains covenants limiting the freedom of Horizons or any of its Subsidiaries to sell any products or services of or to any other person, engage in any line of business or compete with any person or operate at any location;

(D)                          was made with any officer, director, Horizons employee or member of Horizons’ Board of Directors or any service, operating or management agreement or arrangement with respect to any of Horizons’ assets or properties (whether leased or owned), other than those that are terminable by Horizons on no more than thirty (30) days’ notice without liability or financial obligation to Horizons;

(E)                            is a contract pursuant to which Horizons has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in part, by Horizons;

(F)                            includes indemnification, guaranty or warranty other than those contracts entered into the ordinary course of Horizons’ business;

(G)                           is a mortgage, indenture, guarantee, capital lease agreement, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;

(H)                          is a settlement agreements under which Horizons has ongoing obligations;

(I)                               is a Horizons Real Property Lease;

(J)                              is a partnership or joint venture agreement;

(K)                          is a material Intellectual Property agreement; or

(L)                            is a contract that is a “material contract” (as defined in Item 601(b) of Regulation S-K of the SEC)

(ii)                                  All of the Horizons Material Contracts that are required to be filed as exhibits to the Horizons SEC Reports or, pursuant to Item 601(b) of Regulation S-K of the SEC, described therein, are so filed or described and are enforceable and in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).

(iii)                               The Horizons Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Analysts with respect to, all Horizons Material Contracts in effect as of the date hereof.

(iv)                              As of the date of this Agreement, (i) there is no breach or violation of or default by Horizons or any of its Subsidiaries under any of the Horizons Material Contracts, except such breach, violations and defaults as have been waived in writing, and (ii) no event has occurred with respect to Horizons or any of its Subsidiaries which, with modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Horizons Material Contracts which breach, violation or default referred to in clauses (i) and (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Horizons.

(k)                                  Intellectual Property.  The Horizons Disclosure Schedule contains a complete and correct list of all material patents and trademarks, trademark rights, trade names, service marks, service mark rights and copyrights and other proprietary intellectual property rights, and all applications for any of the foregoing owned by Horizons and its Subsidiaries as of the date of this Agreement.  With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Horizons, to the knowledge of Horizons, Horizons or one of its Subsidiaries is the sole owner of or has the right to use and sell (with respect to Intellectual Property that is entirely owned by Horizons) without the payment of any fee or royalty to any other person (other than pursuant to Horizons Material Contracts or other agreements the non-disclosure of which therein does not constitute a misrepresentation under Section 4.02(j)) all Intellectual Property necessary to carry on their respective businesses as currently conducted.  As of the date of this Agreement, neither Horizons nor any of its Subsidiaries has received any written notice that any material Intellectual Property owned by or exclusively licensed to Horizons and/or its Subsidiaries has been declared unenforceable or otherwise invalid by any court or governmental agency.  As of the date of this Agreement, there is, to the knowledge of Horizons, no existing infringement, misappropriation or other violation by others of any Intellectual Property owned by or licensed to Horizons and/or its Subsidiaries.  From January 1, 2002 to the date of this Agreement, neither Horizons nor any of its Subsidiaries has received any written notice including but not limited to oppositions alleging that the operation of the business of Horizons or any of its Subsidiaries or the use of the Intellectual Property either infringes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of others.  Neither Horizons nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings that (i) restrict the rights of Horizons or any of its Subsidiaries to use any Intellectual Property material to the business of Horizons or any of its Subsidiaries as currently conducted, (ii) restrict in any material respect the conduct of business of Horizons or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any material Intellectual Property owned by or exclusively licensed to Horizons or any of its Subsidiaries.  The execution, delivery and performance of this Agreement by Horizons and the consummation by Horizons of the transactions contemplated hereby will not (A) constitute a breach by Horizons or its Subsidiaries of any instrument or agreement governing any Horizons Intellectual Property rights, (B) pursuant to the terms of any license or agreement relating to any Horizons Intellectual Property, cause the modification of any terms of any such license or agreement, (C) cause the forfeiture or termination of any Horizons Intellectual Property rights under the terms thereof, (D) give rise to a right of forfeiture or termination of any Horizons Intellectual Property rights under the terms thereof, or (E) impair the right of Horizons, its Subsidiaries, the Surviving Corporation or Analysts to make, have made, offer for sale, use sell, export or license any Horizons Intellectual Property rights or portion thereof pursuant to the terms thereof, except in the case for those matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Horizons.

(l)                                     Litigation.  There is no litigation, arbitration, or administrative proceeding pending against or, to the knowledge of Horizons, threatened against Horizons or any of its Subsidiaries as of the date of this Agreement that, if decided adversely to such person, would be reasonably likely to have a Material Adverse Effect on Horizons, or that seeks to enjoin or otherwise challenges the consummation of the transactions contemplated by this Agreement.  As of the date of this Agreement, neither Horizons nor any of its Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any court, administrative agency, commission, or other governmental authority.  There has not been nor are there currently any internal investigations or inquiries being conducted by Horizons, the Horizons Board of Directors, or any committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(m)                               Permits, Licenses, Authorizations; Compliance with Laws.  Horizons and each of its Subsidiaries has all licenses, franchises, permits, and other governmental authorizations necessary to conduct its business, except where the failure to have any such license, franchise, permit, or other governmental authorization would not be reasonably likely to have a Material Adverse Effect on Horizons.  Neither Horizons nor any of its Subsidiaries is in violation of any such license, franchise, permit, or other governmental authorization, or any statute, law, ordinance, rule, or regulation applicable to it or any of its properties, except where the existence of any such violation would not be reasonably likely to have a Material Adverse Effect on Horizons.

(n)                                 Brokers or Finders.  Horizons has engaged Citigroup Global Markets, Inc. (“Citigroup”) as its financial advisor in connection with the transactions completed by this Agreement and neither Horizons nor any of its Subsidiaries has engaged any broker, or finder in connection with the transactions contemplated hereby.  Horizons shall be liable for and shall pay all obligations of Horizons under its engagement letter with Citigroup.  A copy of the engagement agreement with Citigroup, together with all other agreements in effect with Citigroup, has been provided to Analysts and except as set forth therein, no other fees are payable to Citigroup with respect to this Agreement or the transactions contemplated hereby.

(o)                                 Employment Matters.

(i)                                          Each Pension Plan, each Welfare Plan and each Benefit Plan that is currently maintained by Horizons or any of its ERISA Affiliates (as defined below) or with respect to which Horizons or any of its ERISA Affiliates is under any current obligation to contribute or has liability, whether current or contingent (collectively, the “Horizons Employee Plans” and individually, a “Horizons Employee Plan”), is listed in the Horizons Disclosure Schedule and, to the extent a Horizons Employee Plan is evidenced by documents, true and complete copies thereof have been delivered or made available to Analysts.  In addition, copies of the summary plan descriptions of each Benefit Plan, copies of the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, copies of the most recent actuarial report for each such Pension Plan, where applicable, and copies of the annual report (Form 5500 Series) required to be filed with any governmental agency with respect to each such Pension Plan and each such Welfare Plan for the most recent plan year of such plan for which reports have been filed have been delivered or made available to Analysts.

(ii)                                       Each of Horizons and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Horizons Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Horizons Employee Plans.  No Pension Plan constituting a Horizons Employee Plan that is subject to Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in that section), whether or not material, as of the last day of the most recent plan year of the plan.

(iii)                                    Each Horizons Employee Plan (and any related trust or other funding instrument) is being administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental agency with respect to each Pension Plan and each Welfare Plan constituting a Horizons Employee Plan have been timely filed.

(iv)                                   There is no litigation, arbitration, or administrative proceeding pending or, to the knowledge of Horizons, threatened against Horizons or any of its ERISA Affiliates or, to the knowledge of Horizons, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Horizons Employee Plan as of the date of this Agreement.  Neither Horizons nor any of its ERISA Affiliates nor, to the knowledge of Horizons, any plan fiduciary of any Pension Plan or

Welfare Plan constituting a Horizons Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Horizons Employee Plan.

(v)                                      Neither Horizons nor any of its ERISA Affiliates currently maintains, nor at any time in the previous six calendar years maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any “multiemployer plan” as defined in Section 3(37) of ERISA.

(vi)                                   For purposes of this Section 4.02(o), the term “ERISA Affiliate” means (A) any trade or business with which Horizons is under common control within the meaning of Section 4001(b) of ERISA, (B) any corporation with which Horizons is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which Horizons is under common control within the meaning of Section 414(c) of the Code, (D) any entity with which Horizons is a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which Horizons is aggregated under Section 414(o) of the Code.

(vii)                                Except as would not reasonably be likely to have a Material Adverse Effect on Horizons, Horizons and its Subsidiaries (A) are in compliance with all applicable federal, state and foreign laws, rules, and regulations respecting employment, employment practices, terms and conditions of employment, and wages and hours, in each case, with respect to employees of any of them; (B) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees of any of them; (C) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (D) other than routine payments to be made in the normal course of business and consistent with past practice, are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security, or other benefits for employees of any of them.

(viii)                             Neither Horizons nor any of its Subsidiaries is a party to any collective bargaining or other union contract.  As of the date of this Agreement, no work stoppage or labor strike with respect to any employee of Horizons or any of its Subsidiaries is pending or, to the knowledge of Horizons, is threatened.  There is no pending nor, to the knowledge of Horizons, any threatened, labor dispute, grievance, or litigation relating to labor, safety, or discrimination matters involving any employee of Horizons or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints, which would reasonably be likely to have a Material Adverse Effect on Horizons.  There has been no engagement in any unfair labor practices by Horizons or any of its Subsidiaries within the meaning of the National Labor Relations Act which would reasonably be likely to have a Material Adverse Effect on Horizons.

(ix)                                     Section 4.02(o) of the Horizons Disclosure Schedule sets forth a true, complete and correct list of: (A) all employment agreements with employees of Horizons or any of its Subsidiaries (other than at-will offer letters that are consistent with Horizons’ general form and do not provide for severance payments or benefits, notice periods for termination or change of control benefits); (B) all current or former salespersons or executives of Horizons or any of its Subsidiaries who have executed a non-competition agreement with Horizons or any of its Subsidiaries (provided, that disclosure shall be required only for such persons that since January 1, 2003 earned or earn in excess of $200,000 per year); (C) all severance agreements, programs and policies of Horizons or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law; and (D) all plans, programs, agreements and other arrangements of Horizons or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement.  True, complete and correct copies of each of the foregoing agreements to which any employee of Horizons or any of its Subsidiaries is a party have been made available to Analysts.  Neither the execution and delivery of this Agreement or the Merger nor the consummation of the transactions contemplated hereby or thereby will constitute a “change of control” or similar event under any employment or severance plan, program, agreement or other arrangement with Horizons or any of its Subsidiaries.

(x)                                        There are no personnel manuals or handbooks applicable to employees of Horizons or any of its Subsidiaries, other than those set forth in Section 4.02(o) of the Horizons Disclosure Schedule, true and complete copies or written summaries of which have heretofore been provided to Analysts.

(xi)                                     No employee of Horizons or any of its Subsidiaries (A) to Horizons’ knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Horizons or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Horizons or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (B) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Horizons or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Horizons or any of its Subsidiaries.

(xii)                                  Each of Horizons and its Subsidiaries has been in compliance with all notice and other requirements under the WARN Act and any similar foreign, state or local Law relating to plant closings and layoffs.  Neither Horizons nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law.

(p)                                 Environmental Matters.

(i)                                          Except as would not be reasonably likely to have a Material Adverse Effect on Horizons, (A) no real property currently or formerly owned or operated by Horizons or any Subsidiary of Horizons is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation by Horizons or any such Subsidiary under any Environmental Law, (B) neither Horizons nor any Subsidiary of Horizons has any material unpaid liability for any off-site disposal of Hazardous Substances, and (C) neither Horizons nor any of its Subsidiaries has received in writing any claims or notices alleging liability under any Environmental Law.  Neither Horizons nor any of its Subsidiaries is in violation of any applicable Environmental Law or has any unpaid liability under any Environmental Law and no condition or event has occurred with respect to Horizons or any of its Subsidiaries that would constitute a violation of such Environmental Law or result in any unpaid liability under any Environmental Law, excluding, in any event, such violations, conditions, and events that would not be reasonably likely to have a Material Adverse Effect on Horizons.

(ii)                                       The Horizons Disclosure Schedule lists all environmental assessments in Horizons’ possession or control that relate to any of its (or any of its Subsidiaries’) currently or previously owned or leased real property.  Horizons has delivered to Analysts true and complete copies of all environmental assessments listed in the Horizons Disclosure Schedule, all of the disclosures and other information made or contained in which are deemed to be incorporated by reference, and thereby included, in the Horizons Disclosure Schedule.

(q)                                 Insurance.  The Horizons Disclosure Schedule sets forth all of Horizons’ and its Subsidiaries insurance policies, including third party policies under which Horizons claims coverage.  Horizons has furnished or made available to Analysts complete and correct copies of each such policy.  Subject to expiration in accordance with the policy terms, neither Horizons nor any Subsidiary of Horizons has received notices of any pending or threatened cancellation or otherwise with respect to any insurance policies in force naming Horizons, any of its Subsidiaries or employees thereof, as an insured or beneficiary or as a loss payable payee.  There are no material pending claims against such insurance policies by Horizons or any Subsidiary of Horizons as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Horizons or a Subsidiary.  Horizons (or one of its Subsidiaries) now maintains, and has maintained during the immediately preceding three-year period, policies of insurance with respect to all material properties, assets, and business activities of Horizons and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities.  Neither Horizons or any of its Subsidiaries is in default in any material respect with respect to any provision contained in an insurance policy.

(r)                                    Opinion of Financial Adviser.  Horizons’ Board of Directors has received the opinion of Citigroup to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to Horizons.

(s)                                  Ownership of Analysts Common Stock.  As of the date of this Agreement, neither Horizons nor, to the knowledge of Horizons, any of Horizons’ affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in the case of either clause (i) or (ii), shares of Analysts Common Stock, other than as set forth in the Confidentiality Agreement.

(t)                                    Transactions with Affiliates.  Except for transactions between or among Horizons and any of its Subsidiaries, and except for contracts entered into in the ordinary course of business that are no less advantageous to Horizons and its Subsidiaries than market terms in all material respects, no affiliate of Horizons or any of its Subsidiaries nor any shareholder, officer, director, partner, member, consultant, or employee of Horizons or any of its Subsidiaries, is a party to any material contract or transaction with Horizons or any of its Subsidiaries, including any material contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from, Horizons or any of its Subsidiaries.  Since the date of the Horizons Balance Sheet, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57 or Item 404 of Regulation S-K of the SEC that has not been so reported in the Horizons SEC Reports.

(u)                                 Disclosure Controls and Procedures.  Since August 14, 2003, Horizons and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Horizons in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Horizons’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Horizons required under the Exchange Act with respect to such reports.  Horizons maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v)                                 Anti-Takeover Statute Not Applicable.  No Takeover Statute is applicable to the Merger or any of the other transactions contemplated by this Agreement.

(w)                               Properties and Assets.

(i)                                          Horizons or a Subsidiary of Horizons has good and valid (and, in the case of real property, fee simple) title to, or a valid leasehold interest in, all the real and tangible properties and assets which it purports to own or lease, including all the properties and assets reflected in the Horizons Balance Sheet (except for personal property sold since the date of the Horizons Balance Sheet in the ordinary course of business consistent with past practice).  All properties and assets reflected in the Horizons Balance Sheet are free and clear of all Liens, except for Liens reflected on the Horizons Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially impair the use or operation of the property or assets subject thereto.

(ii)                                       Section 4.02(x) of the Horizons Disclosure Schedule sets forth a true, complete and correct list of all real property owned by Horizons or its Subsidiaries and the location of such premises.  All material real property leases, licenses or other occupancy agreements to which Horizons or a Subsidiary of Horizons is a party or for which it is obligated (whether as lessor or tenant) (collectively, the “Horizons Real Property Leases”) are either filed as exhibits to the Horizons SEC Reports filed with the SEC prior to the date hereof or complete copies thereof have been delivered to or made available to Analysts.  Section 4.02(x) of the Horizons Disclosure Schedule lists all Horizons Real Property Leases.

(iii)                                    Each Horizons Real Property Lease is in full force and effect, unless the failure of any Horizons Real Property Lease to be in full force and effect would not be reasonably likely to have a Material Adverse Effect on Horizons.  Neither Horizons nor any of its Subsidiaries, nor to the knowledge of Horizons, any other party is in breach of or in default under any Horizons Real Property Lease, except for breaches or defaults which would not be reasonably likely to have a Material Adverse Effect on Horizons.

(x)                                   Books and Records.  The minute books and stock record books of Horizons and its Subsidiaries covering periods since January 1, 2001, all of which have been made available to Analysts prior to the date of this Agreement, are complete and correct in all material respects.

(y)                                 Customers.  The Horizons Disclosure Schedule sets forth a list of Horizons’ top twenty customers (on a consolidated basis) by dollar volume for the 2002 and 2003/2004 fiscal years and for the first quarter of the 2005 fiscal year.  To the knowledge of Horizons: (i) no event, occurrence or fact has occurred or is likely to occur which threatens to adversely and materially affect the arrangements of Horizons or any of its Subsidiaries with any such customers, including the transactions contemplated by this Agreement; and (ii) no event, occurrence, or fact has occurred or is likely to occur which would lead it to believe that any of such customers will not continue to request the current level and type of services currently being provided services provided to such customers Horizons or any of its Subsidiaries on similar terms and conditions.  No such customer has terminated or threatened to terminate its agreement or business relationship with Horizons (or any of its Subsidiaries other than in the ordinary course of Horizons’ business).

(z)                                   No Material Adverse Effect.  Since the date of the Horizons Balance Sheet, there has not occurred any change in the business operations, results of operations, properties or financial condition of Horizons or its Subsidiaries, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect on Horizons.

ARTICLE V

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

5.01                        Covenants of Analysts and Horizons.  From the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Horizons and Analysts each agrees as to itself and its respective Subsidiaries (except to the extent that the other party otherwise consents in writing or as specifically required by this Agreement or as set forth in Section 5.01 of the Analysts Disclosure Schedule or Section 5.01 of the Horizons Disclosure Schedule, as applicable), to carry on its business in the usual, regular, and ordinary course in substantially the same manner as previously conducted, to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it.  Without limiting the foregoing except as expressly stated in this Agreement, subject to Article VI, or as set forth in Section 5.01 of the Horizons Disclosure Schedule or Section 5.01 of the Analysts Disclosure Schedule, as applicable, each of Horizons and Analysts agrees that it shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the other party during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement:

(a)                                  accelerate, amend, or change the period of exercisability of options or restricted stock granted under any employee stock plan or authorize cash payments in exchange for any options granted under any of those plans except as required by the terms of those plans or any related agreements or other agreements in effect as of the date of this Agreement;

(b)                                 transfer or license to any person or entity or otherwise extend, amend, or modify any rights to its Intellectual Property, other than in the ordinary course of business consistent with past practices;

(c)                                  declare, set aside dividends on or make any other distributions (whether in cash, stock, or property) in respect of, or enter into an agreement with respect to the voting of, any of its or any of its Subsidiaries, combine, or reclassify any of its or any of its Subsidiaries capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of such party, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of its or any of its Subsidiaries capital stock or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities;

(d)                                 issue, deliver, pledge or otherwise encumber or subject to any Lien or sell or authorize or propose the issuance, delivery, pledge, encumbrance, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible securities, other than the issuance of shares upon the exercise of options or restricted stock units currently outstanding pursuant to existing stock incentive or employee stock purchase plans as of the date hereof;

(e)                                  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole, other than capital expenditures permitted under clause (j) below;

(f)                                    sell, lease, license, pledge, encumber or otherwise dispose of any of, or terminate or fail to make any election to renew or extend any Material Contract with respect to, its business, properties or assets that are material, individually or in the aggregate, to the business of such party and its Subsidiaries, taken as a whole, other than the sale or disposition of inventory in the ordinary course of business consistent with past practice;

(g)                                 (i) increase or agree to increase the compensation (including bonus and incentive compensation) payable or to become payable to its officers or employees, except for increases in salary or wages of employees other than officers in accordance with past practices, (ii) increase or agree to increase the compensation (including bonus and incentive compensation or benefits) payable or to become payable to officers or grant any additional severance or termination pay to, or enter into any employment or severance agreements with such officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, except in accordance with past practices or except for $500,000 established as a stay bonus pool for Analysts employees or $500,000 established as a stay bonus pool for Horizons employees, (iv) enter into or commit to enter into any collective bargaining agreement or employment agreement, (v) except for changes by either party to extend the exercise period of its respective stock option plans established for directors, establish, adopt, enter into, or amend or commit to establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, trust, fund, policy, or arrangement for the benefit of any directors, officers, or employees, or (vi) establish any new executive employee position;

(h)                                 incur any indebtedness for borrowed money other than borrowings incurred for working capital purposes in the ordinary course of business under its existing revolving credit facility, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, or voluntarily prepay any outstanding indebtedness except prepayments without penalty under its existing revolving credit facility; provided that nothing herein shall preclude intercompany indebtedness, guaranties, or assumptions between such party and any one or more of its wholly owned Subsidiaries or between two or more of its wholly owned Subsidiaries;

(i)                                     amend or propose to amend its charter documents or bylaws, except as contemplated by this Agreement;

(j)                                     make any capital expenditure or commitment for which it is not contractually bound at the date hereof except (i) expenditures and commitments incurred in the ordinary course and (ii) other capital expenditures and commitments not to exceed $500,000 in the aggregate;

(k)                                  make any material Tax election, take any material position with respect to Taxes that is inconsistent with a position taken in a prior period, adopt or change any material accounting method in respect of Taxes, enter into any closing agreement or settle or compromise any income tax liability;

(l)                                     amend any term of any of its outstanding securities;

(m)                               adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization (other than a merger, consolidation, liquidation, or dissolution between wholly owned Subsidiaries of such party or a merger, consolidation, liquidation, or dissolution of any wholly owned Subsidiary into such party);

(n)                                 change in any material respect any of their respective methods or principles of accounting unless required by GAAP or any applicable laws, as concurred in by its independent auditors;

(o)                                 create, incur, assume, or suffer to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, other than (i) Liens incurred to secure indebtedness or other obligations permitted by this Agreement that is not presently unsecured indebtedness, (ii) Permitted Liens, and (iii) Liens, other than for borrowed money, that would not reasonably be expected to have a Material Adverse Effect on such party;

(p)                                 create, incur, assume, or suffer to exist any obligation whereby such party or any Subsidiary of such party guarantees any, leases, dividends, or other obligations of any third party other than such party or any of its wholly owned Subsidiaries or parent companies;

(q)                                 make any material loan, advance, or capital contribution to or investment in any person, or acquire any investment interest, other than loans, advances, or capital contributions to or investments in (i) its wholly owned Subsidiaries, (ii) such party by any of its wholly owned Subsidiaries; or (iii) in accordance with the obligations set forth in the Analysts Material Contracts or the Horizons Material Contracts, as the case may be;

(r)                                    (i) enter into any agreement or arrangement that materially limits or otherwise materially restricts it or any of its Subsidiaries from engaging in the business currently conducted thereby anywhere in the world or otherwise from engaging in any other business or (ii) enter into any material new line of business;

(s)                                  take any action that would prevent or impede the Merger from being treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

(t)                                    settle, or propose to settle, any material litigation, investigation, arbitration, proceeding, or other claim, or

(u)                                 (i) amend any Horizons Material Contract or Analysts Material Contract, as the case may be, in any material respect or enter into any agreement that would be deemed to be an Horizons Material Contract or Analysts Material Contract, as the case may be, other than in the ordinary course of business consistent with past practice; (ii) terminate, cancel or waive any right under any Horizons Material Contract or Analysts Material Contract, as the case may be, other than in the ordinary course of business consistent with past practices, or (iii) or enter into, amend or terminate any lease relating to real property, other than in the ordinary course of business consistent with past practice;

(v)                                 (i) adopt or implement any shareholder rights plan or similar arrangement, (ii) take any action to cause any Takeover Statute to apply (or fail to take any action within its control to prevent any Takeover Statute from applying) to this Agreement or the transactions contemplated hereby, or (iii) take any action that would, or would reasonably be expected to prevent, or materially impair or delay its ability to consummate the transactions contemplated by this Agreement.

(w)                               take, or agree in writing or otherwise to take, any of the actions described in subparagraphs (a) through (v) above, or any action that is reasonably likely to cause any of its representations or warranties contained in this Agreement to become untrue or incorrect in any material respect as of the Closing or to cause any of the conditions to the Merger set forth in Article VII not to be satisfied.

5.02                        Control of Operation.  Nothing contained in this Agreement shall give either Horizons or Analysts, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time.  Prior to the Effective Time, each of Horizons and Analysts shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its respective operations.

5.03                        Other Actions.  Except as required by law or as expressly permitted by Section 6.01 the parties hereto shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that would reasonably be likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to “materially” or “Material Adverse Effect” becoming untrue of the Closing (for this purpose, without giving effect to any limitation as to any such representation or warranty being made as of the date of this Agreement), (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect as of the Closing (for this purpose, without giving effect to any limitation as to any such representation of warranty being made as of the date of this Agreement), or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI

ADDITIONAL COVENANTS

6.01                        No Solicitation.

(a)                                  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Horizons and Analysts (each an “Applicable Party”) shall not and shall not authorize or permit any Subsidiary, officer, director, financial adviser, investment banker, counsel, representative, or agent of it or its Subsidiaries to, directly or indirectly:

(i)                                          solicit, seek, initiate, or knowingly encourage any inquiries, proposals or offers that constitute, or would be reasonably likely to lead to, a proposal or offer for (A) a merger, consolidation, or business combination involving the Applicable Party or any of its Subsidiaries (other than a merger of a wholly owned Subsidiary of an Applicable Party into the Applicable Party or another of its wholly owned Subsidiaries), (B) a sale of assets representing an amount equal to or greater than 15% of the consolidated assets of the Applicable Party (including stock of its Subsidiaries) and its Subsidiaries taken as a whole, (C) a sale of shares of capital stock of the Applicable Party or any of its Subsidiaries (including without limitation by way of a tender offer or exchange offer) that would result in any person or group beneficially owning 10% or more of any class or series of equity securities of the Applicable Party or any of its Subsidiaries or any similar transaction involving the Applicable Party or any of its Subsidiaries, other than the transactions required by this Agreement, or (D) the consummation of any other transaction or the entering into of any other agreement or arrangement with respect to any other transaction, the effect of which would have the same result as the occurrence of the preceding clauses (A), (B), or (C) (any of the foregoing inquiries, offers or proposals, being referred to in this Agreement as a “Third Party Acquisition Proposal”);

(ii)                                       engage in discussions or negotiations or enter into any agreement with any person or group other than the other Applicable Party or its affiliates (a “Third Party”) concerning any Third Party Acquisition Proposal, or provide any non-public information regarding, or afford access to the properties, books, records, or personnel of, the Applicable Party or any of its Subsidiaries, to any Third Party that is considering making, or has made, any Third Party Acquisition Proposal; or

(iii)                                    agree to or recommend any Third Party Acquisition Proposal;

provided , however , that, at any time prior to the time Shareholders’ Approval with respect to the Applicable Party is obtained and if the Applicable Party is not otherwise in material breach of its obligations under this Section 6.01, nothing contained in this Section 6.01 shall prevent the Applicable Party from furnishing non-public information pursuant to a written confidentiality agreement at least as favorable to the Applicable Party as the Confidentiality Agreement (as defined in Section 6.11) (provided that such Third Party confidentiality need not contain any “standstill” provision if the Applicable Party releases the other party to the Confidentiality Agreement from the “standstill” provision contained in the Confidentiality Agreement) or affording access to the properties, books, records, and personnel of the Applicable Party or any of its Subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with a Third Party Acquisition Proposal by such Third Party or recommending any Third Party Acquisition Proposal pursuant to clause (iii) hereof if and only to the extent the Board of Directors of the Applicable Party, in the exercise of its fiduciary duties, determines in good faith by a majority vote (after consultation with its financial and legal advisers) that such Third Party Acquisition Proposal is reasonably possible to result in a Superior Proposal (as hereinafter defined).  For purposes of this Agreement, “Superior Proposal” means a bona fide written Third Party Acquisition Proposal (except that all references to “10% or more” or “15%” in the definition of Third Party Acquisition Proposal shall be deemed to be references to “50%”) that was not solicited in violation of this Agreement and that, in the good faith judgment of the Board of Directors of the Applicable Party, taking into account, to the extent deemed appropriate by such Board of Directors, the various legal, financial, regulatory and other aspects of the Third Party Acquisition Proposal and the person or group making such proposal, (A) if accepted, is reasonably likely to be consummated prior to November 1, 2005, and (B) if consummated, is reasonably likely to result in a transaction that is more favorable to the Applicable Party stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by this Agreement.

(b)                                 Nothing in this Section 6.01 shall operate to hinder or prevent either Horizons or Analysts from fully complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a Third Party Acquisition Proposal; provided , however , that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under Section 9.01 or Section 10.04.

(c)                                  Each of Horizons and Analysts shall immediately terminate any current discussions with any Third Party regarding any Third Party Acquisition Proposal and require such Third Party to return all confidential information.  Each of Horizons and Analysts agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless its Board of Directors, in the exercise of its fiduciary duties, determines in good faith by a majority vote (after consultation with its financial and legal advisers) that such action is required.  Notwithstanding anything stated in this Section 6.01(c), neither Horizons nor Analysts need refuse a request from any person who has signed a standstill agreement with such party to make a Third Party Acquisition Proposal to the Chief Executive Officer or the Board of Directors thereof if the Board of Directors determines in good faith by a majority vote, in the exercise of its fiduciary duties, after consultation with its legal counsel and its financial adviser, that such action is required.

(d)                                 Each of Horizons and Analysts will notify the other promptly (but in no event later than 24 hours) after receipt by it (or any of its advisers) of any request (other than in the ordinary course of business and not related to a Third Party Acquisition Proposal) for non-public information relating to it or any of its Subsidiaries or for access to its properties, books, or records or any of its Subsidiaries by any person who is known to be considering making, or has made, a Third Party Acquisition Proposal or of an inquiry from a third party seeking to have discussions or negotiations relating to, or make, a possible Third Party Acquisition Proposal.  Such notice shall be provided orally and in writing and shall identify the terms and conditions of any such Third Party Acquisition Proposal, indication, or request, including the identity of the party making the Third Party Acquisition Proposal, indication, or request and shall be accompanied by copies of all agreements or proposed agreements related thereto.  Each Applicable Party shall keep the other reasonably informed, on a prompt basis (but in any event no later than 24 hours following any written correspondence from any person known to be contemplating a Third Party Acquisition Proposal), of the status and details of any such Third Party Acquisition Proposal, indication, or request and shall provide such other party with copies of all correspondence, agreements and proposed agreements related to such Third Party Acquisition Proposal.

(e)                                  Each of Horizons and Analysts shall, and shall cause each of its Subsidiaries and the directors, employees, financial advisers, representatives, and other agents of it and its Subsidiaries to, cease immediately and cause to be terminated all discussions or negotiations with any persons conducted prior to the date hereof with respect to any Third Party Acquisition Proposal.

(f)                                    Except as set forth in Section 9.01 and subject to Section 10.4, nothing set forth in this Section 6.01 shall (i) permit any party hereto to terminate this Agreement, (ii) affect any other obligation of the parties under this Agreement, (iii) limit either Horizons’ or Analysts’ obligation to duly call, give notice of, convene and hold its respective Shareholders’ Meeting, (iv) relieve either Horizons or Analysts of its obligation to submit to a vote of its stockholders either the Horizons Voting Proposal or the Analysts Voting Proposal, as appropriate, at its respective Shareholders’ Meeting, or (v) except to the extent required by law, permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Shareholders’ Meeting any Third Party Acquisition Proposal.

6.02                        Joint Proxy Statement; Registration Statement.

(a)                                  As promptly as practicable after the execution of this Agreement, Horizons and Analysts shall prepare and file with the SEC the Joint Proxy Statement to be sent to the stockholders of Horizons and Analysts in connection with the Horizons Shareholders’ Meeting and the Analysts Shareholders’ Meeting, and Horizons and JV Merger shall prepare and file with the SEC the Registration Statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus.  Horizons, JV Merger and Analysts shall use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC under the Securities Act as soon after filing as practicable.  The Joint Proxy Statement shall include the recommendation of the Board of Directors of Analysts in favor of the Analysts Voting Proposal and the recommendation of the Board of Directors of Horizons in favor of the Horizons Voting Proposal; provided that the Board of Directors of either Horizons or Analysts may withdraw its recommendation if it is necessary to do so pursuant to Section 6.04(b).  Horizons, JV Merger and Analysts shall make all other necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.  The Joint Proxy Statement and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act.

(b)                                 Analysts shall take such action as may be necessary to ensure that (i) the information supplied by Analysts for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Analysts for inclusion in the Joint Proxy Statement, or included or supplied by on or behalf of Analysts for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”), shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Analysts or Horizons, at the time such Regulation M-A Filing is filed with the SEC, at the time of the Analysts Shareholders’ Meeting and the Horizons Shareholders’ Meeting, and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Analysts Shareholders’ Meeting or Horizons Shareholders’ Meeting that has become false or misleading.  If at any time prior to the Effective Time any event relating to Analysts or any of its affiliates, officers, or directors is discovered by Analysts that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Analysts shall promptly so inform Horizons.

(c)                                  Horizons and JV Merger shall take such action as may be necessary to ensure that (i) the information supplied by Horizons and JV Merger for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading, and (ii) the information supplied by Horizons and JV Merger for inclusion in the Joint Proxy Statement, or included or supplied by or on behalf of Horizons or JV Merger for inclusion in any Regulation M-A Filing, shall not, on the date the Joint Proxy Statement is first mailed to stockholders of Analysts or Horizons, at the time such Regulation M-A Filing is filed with the SEC, at the time of the Horizons Shareholders’ Meeting and the Analysts Shareholders’ Meeting, and at the Effective Time, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Horizons Shareholders’ Meeting or the Analysts Shareholders’ Meeting that has become false or misleading.  If at any time before the Effective Time any event relating to Horizons or any of its affiliates, officers, or directors is discovered by Horizons that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Horizons shall promptly so inform Analysts.

(d)                                 Each of Analysts, Horizons and JV Merger shall use its reasonable best efforts to have the Joint Proxy Statement declared effective under the Securities Act as promptly as practicable after filing by the SEC and, as soon as practicable thereafter, shall cause copies of the Joint Proxy Statement and form of proxy pursuant thereto to be mailed to their respective stockholders in accordance with applicable provisions of Law.

6.03                        Access to Information.  Subject to the last sentence of Section 6.10(b), upon reasonable notice and to the extent permitted under applicable Law and the provisions of agreements to which Horizons or Analysts, as the case may be, is a party, each of Analysts and Horizons shall (and shall cause their respective Subsidiaries to) afford to the officers, employees, accountants, counsel, and other authorized representatives of the other, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments, and records and, during such period, each of Analysts and Horizons shall (and shall cause their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties, and personnel as such other party or its authorized representatives may reasonably request.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of businesses of Analysts and Horizons and their respective Subsidiaries and the investigating party will take all reasonable precautions to protect and preserve the confidentiality of all information described in this Section 6.03, as required under the Confidentiality Agreement (as defined in Section 6.11).  No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall be deemed to modify a representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger or limit the remedies of any party hereunder.

6.04                        Board Recommendations; Shareholders’ Meetings.

(a)                                  Subject to the terms of this Section 6.04, neither the Horizons Board of Directors (or any committee thereof) nor the Analysts Board of Directors (or any committee thereof) shall:

(i)                                          withdraw, amend or modify, or propose publicly to withdraw, amend or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby (other than as a result of any change in the business operations, results of operations, properties or financial condition of the other party or its Subsidiaries, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect on the other party) (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”); or

(ii)                                       adopt, approve or recommend to its stockholders that they accept, or propose publicly to adopt, approve or recommend, any Third Party Acquisition Proposal.

(b)                                 Notwithstanding anything to the contrary set forth herein, so long as the party whose Board of Directors is making the Change of Recommendation shall have complied with Section 6.01, each of the Analysts Board and the Horizons Board may effect a Change of Recommendation but only if the Board of Directors thereof, in the exercise of its fiduciary duties, determines in good faith by a majority vote, after consultation with its outside counsel, that the Change of Recommendation is necessary to satisfy its fiduciary duties.  Furthermore, if (i) such Change of Recommendation results from the receipt of a Superior Proposal, (ii) the Superior Proposal has not been withdrawn and continues to be a Superior Proposal and (iii) the Shareholders’ Meeting has not occurred, then, prior to making such Change of Recommendation (i) the party hereto receiving such Superior Proposal shall provide the other party hereto five business days prior written notice that its Board of Directors intends to take such action (unless at the time such notice is otherwise required to be given, there are fewer than five business days prior to the Applicable Party’s Shareholders’ Meeting or the five business day notice would make impractical compliance with Rule 14e-2(a) or Rule 14d-9, in which case the Applicable Party shall provide as much notice in advance of the Applicable Party’s Shareholders’ Meeting or the filing of a Schedule 14d-9, as applicable, as is reasonably practical) specifying the material terms and conditions of such Superior Proposal (and providing a written copy thereof) and identifying the person or persons making such Superior Proposal and (ii) if, during the foregoing five business day period, the party hereto that has received the foregoing notice shall make a counterproposal to the party hereto that is proposing to effect a Change of Recommendation, the party that is proposing to take such action shall, if requested, cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of any such counterproposal such that the Third Party Acquisition Proposal is no longer a Superior Proposal.

(c)                                  Except as provided in Section 9.01 and subject to Section 10.4, nothing set forth in this Section 6.04 shall, whether or not the Analysts Board or the Horizons Board effects a Change of Recommendation in compliance with Section 6.04(b), (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of the parties under this Agreement, (iii) limit either party’s obligation to duly call, give notice of, convene and hold its respective Shareholders’ Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its stockholders the Horizons Voting Proposal or the Analysts Voting Proposal, as appropriate, at its respective Shareholders’ Meeting, or (v) permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Shareholders’ Meeting any Third Party Acquisition Proposal.

(d)                                 Each party acting through its respective Board of Directors shall, as promptly as practicable after the Registration Statement is declared effective by the SEC, take all actions in accordance with applicable Law, the rules of NASDAQ and their respective charter documents, to promptly and duly call, give notice of, convene and hold as promptly as practicable, its respective Shareholders’ Meeting for the purpose of considering and voting upon, in the case of Analysts, the approval of the Analysts Voting Proposal and, in the case of Horizons, the approval of the Horizons Voting Proposal; provided, that nothing contained herein shall prevent either party from adjourning any such meeting and holding such meeting at a later date to the extent permitted by the last sentence of subsection (f) below.  Each of Analysts and Horizons shall use their respective reasonable best efforts to hold the Horizons Shareholders’ Meeting and the Analysts Shareholders’ Meeting on the same day and at the same time.

(e)                                  Subject to this Section 6.04, to the fullest extent permitted by applicable Law, (i) in the case of Analysts, the Analysts Board shall recommend approval of the Analysts Voting Proposal by the stockholders of Analysts at the Analysts Shareholders’ Meeting and include such recommendation in the Joint Proxy Statement and (ii) in the case of Horizons, the Horizons Board shall recommend approval of the Horizons Voting Proposal by the stockholders of Horizons at the Horizons Shareholders’ Meeting and include such recommendation in the Joint Proxy Statement.  Unless the Board of Directors of either party, or any committee thereof, shall effect a Change of Recommendation in accordance with this Section 6.04, each of Analysts and Horizons shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Analysts Voting Proposal or the Horizons Voting Proposal, respectively, and will take all other actions reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ and applicable law to obtain such approvals.

(f)                                    Analysts shall submit the Analysts Voting Proposal to its stockholders at the Analysts Shareholders’ Meeting for the purpose of acting upon such proposal whether or not (i) the Analysts Board at any time subsequent to the date of this Agreement effects a Change of Recommendation or (ii) any actual, potential or purported Third Party Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Analysts.  Horizons shall submit the Horizons Voting Proposal to its stockholders at the Horizons Shareholders’ Meeting for the purpose of acting upon such proposal whether or not (A) the Horizons Board at any time subsequent to the date of this Agreement effects a Change of Recommendation, or (B) any actual, potential or purported Third Party Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to Horizons.  Each of Analysts and Horizons shall use reasonable best efforts to ensure that all proxies solicited in connection with its respective Shareholders’ Meeting are solicited, and that such meetings are called, noticed, convened, held and conducted, in compliance with all applicable legal requirements.  Notwithstanding anything to the contrary contained in this Agreement, each of Analysts or Horizons, after consultation with the other, may adjourn or postpone its respective Shareholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to its respective shareholders or stockholders or, if, as of the time for which the applicable Shareholders’ Meeting is originally scheduled (as set forth in the Joint Proxy Statement), there are insufficient shares of, in the case of Analysts, Analysts Common Stock and, in the case of Horizons, Horizons Common Stock, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the respective Shareholders’ Meeting.

(g)                                 Following the Shareholders’ Meetings and at or prior to the Closing, each of Analysts and Horizons shall deliver to the Corporate Secretary of the other party a certificate setting forth the voting results from the respective Shareholders’ Meeting.

6.05                        Legal Conditions to Merger.  Each of Horizons and Analysts will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and applicable foreign antitrust or competition Laws and in connection with approvals of or filings with any other Governmental Body) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger.  Each of Horizons and Analysts will, and will cause each of its respective Subsidiaries to, use its reasonable best efforts to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Body or other public third party, required to be obtained or made by Horizons, Analysts, or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.  Notwithstanding anything to the contrary in this Agreement, neither Horizons, Analysts, or any of their Subsidiaries (including the Surviving Corporation) shall be required (and will not, without the written consent of both Horizons and Analysts, agree) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom or action with respect to, or its ability to retain, as of and after the Effective Time, any businesses or assets of Horizons, Analysts or any of their respective affiliates.

6.06                        Tax-Free Reorganization.  Horizons and Analysts shall cooperate with each other in obtaining the opinions of Sills Cummis Epstein & Gross P.C. (“Sills Cummis”), counsel to Horizons, for the benefit of Horizons’ stockholders and Fredrikson & Byron, P.A. (“Fredrikson & Byron”), counsel to Analysts, for the benefit of the Analysts’ stockholders, respectively, dated on or about the date the Registration Statement is declared effective by the SEC and updated as of the Closing Date, constituting conditions precedent to the Merger pursuant to Article VII, to the effect that, with respect to the Sills Cummis opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and, with respect to the Fredrikson & Byron opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.  In connection therewith, each of Horizons and Analysts shall deliver to Sills Cummis and Fredrikson & Byron customary representation letters in form and substance reasonably satisfactory to such counsel, and at such time or times that may be reasonably requested by such law firms (the representation letters referred to in this sentence are collectively referred to as the “Tax Certificates”).  Prior to the Effective Time, Horizons, JV Merger and Analysts shall not take any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

6.07                        NASDAQ Listing.  Horizons shall use its best reasonable efforts to cause the shares of Horizons Common Stock to be issued in the Merger and such other shares of Horizons Common Stock to be reserved for issuance in connection with the Merger (including those referenced in Section 6.08) to be approved for listing on NASDAQ, subject to official notice at issuance, prior to the Closing Date.

6.08                        Stock Plans and Other Options.

(a)                                  At the Effective Time, each Analysts Stock Option under the Analysts Stock Option Plans whether vested or unvested, and each Analysts Stock Option Plan shall, subject to the terms of such plans, be assumed by Horizons and thereafter each Analysts Stock Option shall constitute an option to acquire, on the same terms and condition as were applicable under the Analysts Stock Option Plans, the same number of shares of Horizons Common Stock as the holder of such Analysts Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at the price per share set forth in the Analysts Stock Option, divided by the number of shares of Horizons Common Stock into which one share of Analysts Common Stock is convertible under Section 2.01, rounded to the nearest full cent; provided , however , that in the case of any Analysts Stock Option intended to qualify as an “incentive stock option” under Section 422(b) of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and condition of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.  “Analysts Stock Option Plans” means the 1994 Stock Option Plan, the 1996 Stock Option Plan for Non-employee Directors, the 1999 Stock Option Plan, the 2000 Nonqualified Stock Option Plan and the 2004 Equity Incentive Plan.

(b)                                 As soon as practicable after the Effective Time, Horizons shall deliver to the participants in the Analysts Stock Option Plans an appropriate notice setting forth such participant’s rights pursuant thereto and the grants made prior to the Effective Time pursuant to the Analysts Stock Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.08 after giving effect to the Merger and subject to any acceleration of vesting or other changes therein as a result of the terms of the Analysts Stock Option Plans and the consummation of the Merger).  Horizons shall comply with the terms of the Analysts Stock Option Plans to ensure, to the extent required by, and subject to the provisions of, the Analysts Stock Option Plans, that Analysts Stock Options which qualified as incentive stock options under Section 422 of the Code prior to the Effective Time continue to qualify as incentive stock options thereunder after the Effective Time.

(c)                                  Horizons shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Horizons Common Stock for delivery under the this Agreement, including under the Analysts Stock Option Plans assumed in accordance with this Section 6.08.  As soon as practicable after the Effective Time, Horizons shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Horizons Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.  With respect to those individuals who after the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Horizons shall administer the Analysts Stock Option Plans assumed pursuant to this Section 6.08 in a manner that complies with Rule 16b-3 under the Exchange Act.

6.09                        Consents.  Each of Horizons and Analysts shall use reasonable efforts to obtain all necessary consents, waivers, and approvals under any of Horizons’ or Analysts’ material agreements, contracts, licenses, or leases in connection with the Merger.

6.10                        Additional Agreements; Reasonable Best Efforts.

(a)                                  Subject to the terms and conditions of this Agreement, each of Horizons and Analysts shall cooperate fully with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated hereby, including by (i) obtaining (and cooperating with the other in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Body required to be obtained or made by Horizons or Analysts in connection with the Merger, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, including all filings required by the HSR Act and any other applicable antitrust and competition Laws, (ii) obtaining all necessary consents, waivers and approvals under any of the Horizons Material Contracts, Analysts Material Contracts, Horizons Real Property Leases and Analysts Real Property Leases in connection with the Merger, (iii) authorizing for listing on the NASDAQ, upon official notice of issuance, the shares of Horizons Common Stock to be issued in the Merger, (iv) reserving for issuance the shares of Horizons Common Stock issuable upon the exercise of all Assumed Options, (v) defending any lawsuit or other proceeding, whether brought by a Governmental Body or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, and (vi) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.

(b)                                 Each of Analysts and Horizons shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Body (whether domestic, foreign or supranational) with respect to the transactions contemplated hereby, (ii) permitting the other to review and discuss in advance of, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Body, (iii) not participating any meeting with any such Governmental Body unless it consults with the other in advance and to the extent permitted by such Governmental Body gives the other the opportunity to attend and participate thereat, (iv) furnishing the other with copies of all correspondence, filings and communications between it and any such Governmental Body with respect to this Agreement and the transactions contemplated hereby, and (v) furnishing the other with such necessary information and reasonable assistance as each of them may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Body.  Each of Analysts and

Horizons may, as each deems advisable and necessary, reasonably designate any competitive sensitive material to be provided to the other under Section 6.03 or this Section 6.10 as outside “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

6.11                        Confidentiality Agreements.  The Mutual Non-Disclosure Agreement, dated as of January 6, 2005, between Analysts and Horizons as amended by an Amendment to Mutual Non-Disclosure Agreement dated April 6, 2005 (collectively the “Confidentiality Agreement”), shall remain in full force and effect until the Effective Time.  Until the Effective Time, Analysts and Horizons shall comply with the terms of the Confidentiality Agreement.

6.12                        Section 16 Matters.  Prior to the Effective Time, with respect to both derivative and non-derivative securities, as applicable, Analysts and Horizons shall take all such steps as may be required or appropriate to cause any dispositions of Analysts Common Stock or acquisitions of Horizons Common Stock resulting from the transactions contemplated by Article I, Article II, or Section 6.08 of this Agreement with respect to each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Analysts or Horizons, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.13                        Public Announcements.  So long as this Agreement is in effect, Analysts and Horizons will consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated herein and except as may be required by applicable Law or any listing agreement with any national securities exchange or NASDAQ, will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, any such press release or public statement as may be required by applicable Law or any such listing agreement may be issued without such consent, if the party making such release or statement has used its reasonable efforts to consult in advance with the other party.

6.14                        Notices of Certain Events.  Each of Analysts and Horizons shall promptly notify the other of:

(a)                                  any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated herein or the refusal of such person to grant its consent;

(b)                                 any notice or other communication from any Governmental Body in connection with the transactions contemplated herein; and

(c)                                  any change, event, occurrence, or condition that would be reasonably likely to have a Material Adverse Effect on such party.

6.15                        No Takeovers Statutes Apply.  In connection with the Merger and the other transactions contemplated hereby and without limiting the foregoing, Horizons, JV Merger and Analysts shall take all action necessary to ensure that (i) no Takeover Statute or similar Law is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby or (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

6.16                        No Acquisition of Common Stock.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, (i) Horizons shall not (and shall cause its Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Analysts Common Stock and (ii) Analysts shall not (and shall cause its Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Horizons Common Stock.

6.17                        Maintenance of Insurance Coverage.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, each of Horizons and Analysts shall use its reasonable best efforts to maintain in full force and effect all insurance policies that are maintained by it any or its Subsidiaries as of the date hereof.

6.18                        Rights Agreements.  Except as necessary to satisfy the conditions set forth in Section 7.03(b) and Section 7.02(b), prior to the Effective Time, the Boards of Directors of Analysts and Horizons shall not, without the prior written consent of Horizons or Analysts, as the case may be, unless the stockholders of Analysts shall vote not to approve the Analysts Voting Proposal or the stockholders of Horizons shall vote not to approve the Horizons Voting Proposal, (i) amend the Analysts Rights Agreement or the Horizons Rights Agreement, or (ii) take any action with respect to, or make any determination under, the Analysts Rights Agreement or the Horizons Rights Agreement, including a redemption of the Analysts Rights or Horizons Rights, in each case in order to facilitate any Third Party Acquisition Proposal with respect to either party.

ARTICLE VII

CONDITIONS PRECEDENT

7.01                        Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction before the Closing Date of the following conditions, any of which may be waived, to the extent legally allowed, in writing by mutual consent of Analysts, JV Merger and Horizons:

(a)                                  Shareholder Approval.  The Requisite Analysts Shareholder Approval and the Requisite Horizons Shareholder Approval shall have been obtained.

(b)                                 HSR Act.  All applicable waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all applicable foreign antitrust and competition approvals shall have been received.

(c)                                  Registration Statement; Joint Proxy Statement.  The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order or, to the knowledge of Analysts or Horizons, no stop order or proceedings seeking a stop order shall be threatened.  The Joint Proxy Statement shall have been delivered to the stockholders of Horizons and the stockholders of Analysts in accordance with the requirements of the Securities Act and the Exchange Act.

(d)                                 No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by a United States administrative agency or commission or other United States Governmental Body seeking any of the foregoing be pending; and no statute, rule, regulation, or order shall be enacted, entered, enforced, or deemed applicable to the Merger which makes the consummation of the Merger illegal or enjoins the consummation of the transactions contemplated by this Agreement.

(e)                                  Listing and Quotation.  The shares of Horizons Common Stock to be issued in the Merger shall have been approved for listing or quotation as contemplated by Section 6.07, subject to official notice of issuance.

(f)                                    Governmental and Regulatory Approvals.  Other than required by Section 7.01(b), all consents, approvals and actions of, filings with and notices to any Governmental Body required by Horizons, Analysts or any Subsidiary thereof to consummate the Merger, the failure of which to be obtained or taken is reasonably expected to materially impair the ability of the parties to consummate the Merger, must have been made or obtained.

7.02                        Additional Conditions to Obligations of Analysts.  The obligations of Analysts to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Analysts:

(a)                                  Representations and Warranties.  Except as a result of action expressly permitted or expressly consented to in writing by the Analysts, the representations and warranties of Horizons and JV Merger contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects when made and as of the Effective Time, as if made as of such time, and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct when made and as of the Effective Time, as if made as of such time, (except in each case to the extent such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such earlier date).

(b)                                 Horizons Rights Agreement.  The Horizons Rights issued pursuant to the Horizons Rights Agreement shall not, by virtue of this Agreement or the transactions contemplated hereby, have become non-redeemable, exercisable, distributed (separately from shares of Horizons Common Stock) or triggered pursuant to the terms of such agreement.

(c)                                  Performance of Obligations.  Horizons and JV Merger shall have performed or complied within all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time.

(d)                                 No Material Adverse Change.  Since the date of this Agreement, there shall not have occurred and shall not exist any change in the business, operations, results of operations, properties, or financial condition of Horizons, JV Merger and its Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect on Horizons and JV Merger.

(e)                                  Tax Opinion.  Analysts shall have received the opinion of Fredrikson & Byron, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Fredrikson & Byron may require and shall be entitled to rely upon customary representations contained in Tax Certificates of officers of Analysts, Horizons and others.

(f)                                    Officer’s Certificate.  Analysts shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Horizons to the effect that the conditions set forth in Sections 7.2(a), (c) and (d) have been satisfied.

7.03                        Additional Conditions to Obligations of Horizons and JV Merger.  The obligations of Horizons and JV Merger to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Horizons.

(a)                                  Representations and Warranties.  Except as a result of action expressly permitted or expressly consented to in writing by Horizons, the representations and warranties of Analysts contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects when made and as of the Effective Time, as if made as of such time, and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct when made and as of the Effective Time, as if made as of such time, (except in each case to the extent of such representations and warranties are expressly made as of a certain date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such earlier date).

(b)                                 Analysts Rights Agreement.  The Analysts Rights issued pursuant to the Analysts Rights Agreement shall not, by virtue of this Agreement or the transactions contemplated hereby, have become non-redeemable, exercisable, distributed (separately from shares of Analysts Common Stock) or triggered pursuant to the terms of such agreement, and shall expire immediately prior to the Effective Time.

(c)                                  Performance of Obligations.  Analysts shall have performed or complied within all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time.

(d)                                 No Material Adverse Change.  Since the date of this Agreement, there shall not have occurred and shall not exist any change in the business, operations, results of operations, properties, or financial condition of Analysts and its Subsidiaries, taken as a whole, that would reasonably be expected to have a Material Adverse Effect on Analysts.

(e)                                  Tax Opinion.  Horizons shall have received the opinion of Sills Cummis, dated the Closing Date, to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in such opinion the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Sills Cummis may require and shall be entitled to rely upon customary representations contained in Tax Certificates of officers of Analysts, Horizons, and others.

(f)                                    Officer’s Certificate.  Horizons and JV Merger shall have received an officer’s certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Analysts to the effect that the conditions set forth in Sections 7.3(a), (c) and (d) have been satisfied.

ARTICLE VIII

CONDUCT AND TRANSACTIONS AFTER THE EFFECTIVE TIME

8.01                        Employee Matters.

(a)                                  For purposes of this Section 8.01, (i) “Analysts Employees” means the employees who were active employees of Analysts or any of its Subsidiaries immediately before the Effective Time and continue to be active employees of Horizons, any of Horizons’ Subsidiaries, or any other affiliate of Horizons after the Effective Time, and (ii) “Horizons Employees” means the employees who were active employees of Horizons or any of its Subsidiaries immediately before the Effective Time and continue to be active employees of Horizons, any of Horizons’ Subsidiaries, or any other affiliate of Horizons after the Effective Time.

(b)                                 From and after the Effective Time, for purposes of determining eligibility and vesting and entitlement to vacation and other benefits for Analysts Employees and Horizons Employees under any compensation, severance, welfare, pension, benefit, or savings plan of Horizons or any of its affiliates in which Analysts Employees or Horizons Employees become eligible to participate, service with Analysts, Horizons or any of their Subsidiaries or any of their respective predecessors (whether before or after the Effective Time) shall be credited as if such service had been rendered to Horizons or such affiliate, including, for each Analysts Employee and each Horizons Employee, recognition of all prior service with any entity, including any Subsidiary of Analysts or Horizons prior to its becoming a Subsidiary of Analysts or Horizons, as applicable, that was recognized by either party (or one of its Subsidiaries) prior to the date hereof in the ordinary course of administering its (or such Subsidiary’s) employee benefits.

(c)                                  Notwithstanding any of the foregoing provisions of this Section 8.01, nothing contained herein shall be construed as requiring Horizons or any Subsidiary of Horizons to continue any specific employee plan or benefit arrangement or to continue the employment of any specific employee.

8.02                        Indemnification.  All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, or employee of Horizons, Analysts or any of their respective Subsidiaries as provided in the Articles or Certificate of Incorporation, Bylaws or similar charter or organizational documents of Horizons and Analysts or any of their respective Subsidiaries or by law as in effect on the date hereof shall survive the Merger for a period of at least six years after the Effective Time (or, if any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or prior to the Effective Time (including consummation of the Merger) and during such six-year period, such provisions shall not be amended, repeated or otherwise modified in any respect, except as required by Law.  To the fullest extent permitted by law, Horizons hereby assumes, effective at the Effective Time, all obligations provided by statute or charter or organizational documents of each of Horizons, Analysts or their respective Subsidiaries in effect prior to the Merger in respect of indemnification and expense reimbursement of any present or former director, officer or employee of Horizons, Analysts or their respective Subsidiaries if the relevant claim is asserted or made within six years after the Effective Time.  From and after the Effective Time, the Surviving Corporation shall abide by and honor each of Analysts’ and its Subsidiaries contractual obligations, if any, to provide indemnification and exculpation to any other person, to the extent of such contractual obligation and shall enter into indemnification agreements with all persons who were officers or directors of Analysts or its Subsidiaries immediately prior to the Merger, in each case in substantially the form of the indemnification agreements Analysts or its Subsidiaries has with its officers and directors immediately prior to the Effective Time.

8.03                        Directors and Officers Liability Insurance.  For a period of at least six years after the Effective Time, Horizons shall maintain in effect either (a) the current policies of directors’ and officers’ liability insurance maintained by Horizons and Analysts (provided that Horizons may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger), or (b) a run-off (i.e., “tail”) policy or endorsement with respect to the current policy of directors’ and officers’ liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); and such policies or endorsements shall name as insureds thereunder all present and former directors and officers of Horizons, Analysts and any of their respective Subsidiaries; provided that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of premium paid by Horizons or Analysts, as applicable, then Horizons shall provide a policy with the best coverage as shall then be available at 200% of such rate.  From and after the Effective Time, the Surviving Corporation shall abide by and honor each of Horizons and Analysts’ contractual obligations, if any, to provide directors’ and officers’ liability insurance to any other person, to the extent of such contractual obligation.  In the event that Horizons or any of its Subsidiaries (or any of its successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 8.03.

8.04                        JV Merger Organizational Documents; Governance Matters.

(a)                                  Charter Documents.  Subject to Section 1.03 and the receipt of the Requisite Horizons Shareholder Approval, Horizons and JV Merger shall take all actions necessary to cause (i) the Certificate of Incorporation of JV Merger at the Effective Time to be in the form of Exhibit A hereto, and (ii) the Bylaws of JV Merger at the Effective Time to be in the form of Exhibit B hereto.

(b)                                 Board Composition.  Horizons and Analysts shall take all actions necessary so that at the Effective Time: (i) the Horizons Board of Directors shall initially consist of ten directors, five of whom (the “Horizons Directors”) initially shall be designated by Horizons from among those current Horizons directors who remain Horizons directors immediately prior to the Effective Time, and five of whom initially shall be designated by Analysts from among those current Analysts directors who remain Analysts directors immediately prior to the Effective Time, (ii) the Horizons Board of Directors shall have standing audit, nominating and governance, and compensation committees, each comprised of an equal number of directors designated by Horizons and directors designated by Analysts; (iii) for a period of 18 months after the Effective Time, the Office of Chairman of the Board of Horizons shall be shared equally by the

Chairman of Horizons as of immediately prior to the Effective Time and the Chairman of Analysts as of immediately prior to the Effective Time; provided, that, after such 18 month period, a non-employee director designated by a majority of the Horizons Directors then still in office shall become Chairman and shall serve until his successor is duly elected and qualified, but which period shall in no event be less than one year; and (iv) the officers of Horizons shall be as follows: the Chief Executive Officer shall be the Chief Executive Officer of Horizons, the President shall be the President of Analysts, the Chief Financial Officer shall be the Chief Financial Officer of Analysts, the General Counsel shall be the General Counsel of Horizons, the Controller shall be the Controller of Horizons and the other senior officers and managers of Horizons shall be mutually agreed upon by Horizons and Analysts.

(c)                                  Executive Offices.  Immediately after the Effective Time, Horizons’ headquarters shall be located in Minneapolis, Minnesota and Horizons’ financial and accounting operations shall be located in Mountain Lakes, New Jersey.

ARTICLE IX

TERMINATION

9.01                        Generally.  This Agreement may be terminated at any time before the Effective Time, whether before or after approval of this Agreement and Merger:

(a)                                  by mutual written consent of Horizons and Analysts (approved by their respective Boards of Directors);

(b)                                 by Horizons or Analysts if the transactions contemplated hereby have not been consummated on or before November 30, 2005 (which date may be extended by mutual agreement of Horizons and Analysts); provided that such failure to consummate such transactions by such date is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement;

(c)                                  by Horizons, if (i) any of the conditions set forth in Sections 7.01 or 7.03 shall become impossible to fulfill other than for reasons within the control of Horizons or JV Merger, and such conditions shall not have been waived by Horizons pursuant to Article VII, or (ii)(A) the stockholders of Horizons fail to approve the Horizons Voting Proposal by the required vote at the first stockholders’ meeting called for that purpose or any adjournments thereof or (B) the stockholders of Analysts fail to approve the Analysts Voting Proposal by the required vote at the first stockholders’ meeting called for that purpose or any adjournments thereof;

(d)                                 by Analysts, if (i) any of the conditions set forth in Sections 7.01, or 7.02 shall become impossible to fulfill other than for reasons within the control of Analysts, and such conditions shall not have been waived by Analysts pursuant to Article VII, or (ii)(A) the stockholders of Analysts fail to approve the Analysts Voting Proposal by the required vote at the first stockholders’ meeting called for that purpose or any adjournments thereof or (B) the stockholders of Horizons fail to approve Horizons Voting Proposal by the required vote at the first stockholders’ meeting called for that purpose or any adjournments thereof;

(e)                                  by Horizons, if (i) the Board of Directors of Analysts fails to recommend the Merger to Analysts’ stockholders or effects a Change of Recommendation, or if Analysts fails to comply in all material respects with Section 6.01, (ii) the Board of Directors of Analysts or any committee thereof recommends or approves (whether or not permitted by Article VI) a Third Party Acquisition Proposal, or (iii) the Board of Directors of Analysts shall have failed to hold the Analysts Shareholders’ Meeting in accordance with Section 6.04 or the Board of Directors of Analysts resolves to do any of the foregoing

(provided , however , that the provision by Analysts of any five business-day notice required under Section 6.04 shall not by itself permit Horizons to terminate this Agreement);

(f)                                    by Analysts, if (i) the Board of Directors of Horizons fails to recommend the Horizons Voting Proposal to Horizons’ stockholders or effects a Change of Recommendation, or if Horizons fails to comply in all material respects with Section 6.01, (ii) the Board of Directors of Horizons or any committee thereof recommends or approves (whether or not permitted by Article VI) a Third Party Acquisition Proposal, or (iii) the Board of Directors of Horizons shall have failed to hold the Horizons Shareholders’ Meeting in accordance with Section 6.04 or the Board of Directors of Horizons resolves to do any of the foregoing (provided , however, that the provision by Horizons of any five business-day notice required under Section 6.04 shall not by itself permit Analysts to terminate this Agreement); or

(g)                                 by either Horizons or Analysts, if (i) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated herein illegal or otherwise prohibited, or (ii) any judgment, injunction, order, or decree (which judgment, injunction, order, or decree Horizons and Analysts shall use its reasonable best efforts to lift) of any court or other Governmental Body having competent jurisdiction enjoining Horizons or Analysts from consummating the transactions contemplated herein is entered and such judgment, injunction, order, or decree shall have become final and non-appealable.

9.02                        Procedure and Effect of Termination and Abandonment..  In the event of termination of this Agreement by Analysts or Horizons pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto.  If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to the other party to this Agreement, except as otherwise provided in Section 10.04 or, subject to Section 10.04(d), to the extent the termination is a direct result of a willful and material breach or violation by such party of a representation, warranty, covenant, or agreement contained in this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.01                 Termination of Representations and Warranties.  The representations and warranties of Analysts and Horizons set forth in this Agreement (including those set forth in the Analysts and Horizons Disclosure Schedules) or in any certificate furnished under this Agreement shall not survive the Effective Time.  None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the termination of this Agreement pursuant to Article IX except as set forth in Section 9.02.  The Confidentiality Agreements shall survive the execution and delivery of this Agreement, or the termination of this Agreement pursuant to this Article IX, as the case may be, pursuant to its terms and conditions.

10.02                 Amendment and Modification.  This Agreement may be amended by the parties hereto at any time by action of their respective boards of directors, whether before or after the Shareholders’ Approvals have been obtained; provided , however , that after the Shareholders’ Approvals have been obtained, there shall be no amendment that by law or the rules of any relevant stock exchange requires further approval by shareholders without the further approval of such shareholders.  Any such amendment shall only be effective if made by an instrument in writing signed on behalf of each of the parties hereto.

10.03                 Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Requisite Shareholder Approval has been obtained or after adoption of this Agreement by the stockholders of Analysts and Horizons, there shall be made no waiver that by Law requires further approval or adoption by stockholders without such further approval or adoption.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

10.04                 Expenses and Termination Fees.

(a)                                  Expenses.  Except as otherwise provided below in this Section 10.04, all Expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses provided , that each of Horizons and Analysts shall pay 50% of (i) any Expenses (other than attorneys’ and accounting fees and expenses) incurred in connection with the printing, filing and mailing of the Registration Statement (including financial statements and exhibits) and the Joint Proxy Statement (including any preliminary materials related thereto) and any supplements or amendments thereto and (ii) the filing fees under the HSR Act and under any applicable foreign antitrust or competition Laws.  For purposes of this Agreement, “Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement and Registration Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

(b)                                 Termination Fee Payable to Horizons.  If this Agreement is terminated pursuant to (i) Section 9.01(b), Section 9.01(c)(i) (but only with respect to the conditions set forth in Section 7.03 (a), (b), (c), (d) and (e)), or Section 9.01(c)(ii)(B) or Section 9.01(d)(ii)(A), and (A) prior to the Analysts Shareholders’ Meeting, a Third Party Acquisition Proposal relating to Analysts shall have been made to Analysts and shall have become known publicly or been made directly to Analysts’ stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Third Party Acquisition Proposal relating to Analysts and (B) within 12 months after such termination Analysts or any of its Subsidiaries (1) enters into a definitive agreement with respect to any Third Party Acquisition Proposal and such Third Party Acquisition Proposal is subsequently consummated within or after such 12-month period, or (2) consummates any Third Party Acquisition Proposal, or (ii) Section 9.01(e), then Analysts shall pay to Horizons a non-refundable fee equal to $3,600,000 (the “Termination Fee”) plus, subject to Analysts’ receipt of reasonably detailed evidence thereof, all Expenses of Horizons (up to a maximum of $1,000,000).  Such Termination Fee and Expenses shall be payable by Analysts as follows: (i) in the case of a termination pursuant to clause (i) above, immediately prior to the consummation of such Third Party Acquisition Proposal or (ii) in the case of a termination pursuant to clause (ii) above, promptly, but in no event later than two business days after the date of such termination.

(c)                                  Termination Fee Payable to Analysts.  If this Agreement is terminated pursuant to (i) Section 9.01(b), Section 9.01(d)(i) (but only with respect to the conditions set forth in Section 7.02(a), (b), (c), (d) and (e)), or Section 9.01(d)(ii)(B) or Section 9.01(c)(ii)(A), and (A) prior to the Horizons Shareholders’ Meeting, a Third Party Acquisition Proposal relating to Horizons shall have been made to Horizons and shall have become known publicly or been made directly to Horizons and shall have publicly announced an intention (whether or not conditional) to make a Third Party Acquisition Proposal relating to Horizons and (B) within 12 months after such termination Horizons or any of its Subsidiaries (1) enters into a definitive agreement with respect to any Third Party Acquisition Proposal and such Third Party Acquisition Proposal is subsequently consummated within or after such 12-month period, or (2) consummates any Third Party Acquisition Proposal, or (ii) Section 9.01(f), then Horizons shall pay to Analysts the Termination Fee plus, subject to Horizons’ receipt of reasonably detailed evidence thereof, all Expenses of Analysts (up to a maximum of $1,000,000).  Such Termination Fee and Expenses shall be payable by Horizons as follows: (i) in the case of a termination pursuant to clause (i) above, immediately prior to the consummation of such Third Party Acquisition Proposal or (ii) in the case of a termination pursuant to clause (ii) above, promptly, but in no event later than two business days after the date of such termination.

(d)                                 Payment and Remedies .  All payments to be made pursuant to this Section 10.04 shall be made by wire transfer of immediately available funds.  If either party fails to timely pay the Expenses of the other party or the Termination Fee pursuant to this Section 10.04, then such party shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party.  In no event shall more than one Termination Fee be payable by a party under this Section 10.04.  For purposes of determining whether a Third Party Acquisition Proposal has been consummated that may entitle Horizons or Analysts to a Termination Fee, references to “10% or more” or “15%” in the definition of “Third Party Acquisition Proposal” shall be deemed to be “50%.”  Each of Analysts and Horizons (for itself and its affiliates) hereby agrees that, upon any termination of this Agreement under circumstances where it is entitled to a Termination Fee and Expenses under this Section 10.04 and such Termination Fee and Expenses are paid in full to such party, such party and its affiliates shall be precluded from any other remedy against such other party, at law or in equity or otherwise, and neither such party nor any of its affiliates shall seek (and such party shall cause its affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of their respective directors, officers, employees, partners, managers, members, or shareholders in connection with this Agreement or the transactions contemplated hereby

(e)                                  Integral Part of Transactions.  The parties acknowledge that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement and that without these agreements, the parties would not have entered into this Agreement.

10.05                 Additional Agreement.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, and do or cause to be done all things necessary, proper, or advisable under applicable laws and regulations, to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement (provided that nothing herein stated shall require either Horizons or Analysts to take or cause to be taken any action, or do or cause to be done any things, which other provisions of this Agreement expressly permit the Board of Directors thereof, in the exercise of its fiduciary duties, not to take or do).  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action.

10.06                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or if delivered by express delivery service, effective when delivered, or if mailed by registered or certified mail (return receipt requested), effective three business days after mailing, or if delivered by telecopy, effective when telecopied with confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  If to Horizons or JV Merger:

Computer Horizons Corp.

49 Old Bloomfield Avenue

Mountain Lakes, NJ  07046

Telecopy No.: (973) 402-6293

Attention: Michael C. Caulfield, Esq.

with a copy to:

Sills Cummis Epstein & Gross P.C.

One Riverfront Plaza

Newark, NJ  07102

Telecopy No.: (973) 643-6500

Attention: R. Max Crane

(b)                                 If to Analysts:

Analysts International Corporation

3601 West 76th Street

Minneapolis, MN  55435

Telecopy No.: (952) 838-2904

Attention: Colleen Davenport-Adiyia, Esq.

with a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street

Suite 4000

Minneapolis, MN 55402

Telecopy No.: (612) 492-7077

Attention: Daniel Yarano, Esq.

10.07                 Assignment; No Third-Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article I, Article II and Article VIII, this Agreement is not intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

10.08                 Certain Definitions and Interpretations.

(a)                                  As used in this Agreement, unless otherwise defined:

“affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act;

“business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States, the State of Minnesota, or the State of New York;

“Governmental Body” means any domestic or foreign national, state, multi-state, or municipal or other local government, any subdivision, agency, commission, or authority thereof, any court, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder;

“including” means “including without limitation”;

“Intellectual Property” means the rights associated with trademarks, service marks, trade names, and internet domain names, together with registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); rights in works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); rights in mask works; rights in trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies;

“knowledge of Horizons” or any similar phrase means the actual knowledge of one or more of the executive officers of Horizons;

“knowledge of Analysts” or any similar phrase means the actual knowledge of one or more of the executive officers of Analysts;

“Law” with respect to any person means any applicable foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, administrative, executive or other order (whether temporary, preliminary or permanent) of any Governmental Body, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding entered or imposed by any Governmental Body, in any case that are in force as of the date hereof or which come into force during the term of this Agreement;

“Lien” means any mortgage, restriction, claim, charge, security interest, pledge, easement, reservation, restriction, covenant, agreement, encumbrance, or other impairment to title of any kind, whether or not securing the payment of money or performance of any other obligation;

“Permitted Liens” means (i) Liens for Taxes or governmental assessments or similar obligations the payment of which is not yet due and payable or delinquent, or for Taxes the validity of which are being contested in good faith by appropriate proceedings, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security, and (iv) Liens securing executory obligations under any lease, regardless of whether it constitutes an “operating lease” or a “capitalized lease” under generally accepted accounting principles;

“person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an incorporated organization, and a government or any department, agency, or instrumentality thereof; and

“Subsidiary” and “Subsidiaries” of any specified corporation means any corporation or other entity of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or others performing similar functions are directly or indirectly owned by the specified corporation.

(b)                                 References to “Section” and “Sections” refer to a Section or Sections, respectively, of this Agreement, and references to “Article” and “Articles” refer to an Article or Articles, respectively, of this Agreement.  As used in this Agreement, all dollar amounts are expressed in United States funds.

(c)                                  Each of the following additional terms is defined in the Section set forth opposite such term:

Term	Section
“Analysts Balance Sheet”	4.01(f)(iii)
“Analysts Common Stock”	Recital B
“Analysts Disclosure Schedule”	4.01
“Analysts Employee Plans”	4.01(o)(i)
“Analysts Employees”	8.01(a)
“Analysts Material Contracts”	4.01(j)(i)
“Analysts Permits”	4.01(e)(ii)
“Analysts Preferred Stock”	4.01(b)
“Analysts Real Property Leases”	4.01(x)(ii)

Term	Section
“Analysts Rights Agreement”	4.01(b)
“Analysts Rights”	4.01(b)
“Analysts SEC Reports”	4.01(f)(i)
“Analysts Shareholders’ Meeting”	4.01(c)(ii)
“Analysts Stock Option Plans”	6.08(a)
“Analysts Stock Options	4.01(b)
“Analysts Voting Proposal”	4.01(c)(ii)
“Analysts”	1st paragraph
“Applicable Party”	6.01(a)
“Benefit Plan”	4.01(o)(i)
“Certificate of Merger”	1.02
“Certificate”	2.02
“Change of Recommendation”	6.04(a)(i)
“Citigroup”	4.02(n)
“Closing Date”	3.01
“Closing”	3.01
“Confidentiality Agreement”	6.11
“Effective Time”	1.02
“Environmental Law”	4.01(p)(i)(A)
“ERISA Affiliate”	4.01(o)(vi)
“ERISA”	4.01(o)(i)
“Exchange Act”	4.01(d)
“Exchange Agent”	2.06(a)
“Exchange Fund”	2.06(a)
“Expenses”	10.04(a)
“Fredrikson & Byron”	6.06
“Hazardous Substance”	4.01(p)(i)(B)
“Horizons Balance Sheet”	4.02(f)(iii)
“Horizons Common Stock”	Recital B
“Horizons Disclosure Schedule”	4.02
“Horizons Employee Plans”	4.02(o)(i)
“Horizons Employees”	8.01(a)
“Horizons Material Contracts”	4.02(j)(i)
“Horizons Preferred Stock”	4.02(b)

Term	Section
“Horizons Real Property Leases”	4.02(x)(ii)
“Horizons Rights Agreement”	4.02(b)
“Horizons Rights”	4.02(b)
“Horizons SEC Reports”	4.02(f)(i)
“Horizons Shareholders’ Meeting”	4.02(c)(ii)
“Horizons Stock Option Plans”	4.02(b)
“Horizons Stock Options”	4.02(b)
“Horizons Voting Proposal”	4.02(c)(ii)
“Horizons”	1st paragraph
“HSR Act”	4.01(d)
“Joint Proxy Statement”	4.01(g)
“JV Merger”	1st paragraph
“Material Adverse Change”	Article IV, 1st paragraph
“Material Adverse Effect”	Article IV, 1st paragraph
“material contract”	4.01(j)(i)(L)
“MBCA”	1.01
“Merger Consideration”	2.01(a)
“Merger”	Recital B
“NASDAQ”	2.05
“Pension Plan”	4.01(o)(i)
“Piper Jaffray”	4.01(n)
“Registration Statement”	4.01(g)
“Regulation M-A Filing”	6.02(b)
“Requisite Analysts Shareholder Approval”	4.01(c)(ii)
“Requisite Horizons Shareholder Approval”	4.02(c)(ii)
“Sarbanes-Oxley Act”	4.01(f)(iv)
“SEC”	4.01(d)
“Securities Act”	4.01(d)
“Sills Cummis”	6.06
“Superior Proposal”	6.01(a)
“Surviving Corporation”	1.01
“Takeover Statute”	4.01(w)
“Tax Certificates”	6.06
“Tax Returns”	4.01(i)(i)

Term	Section
“Taxes”	4.01(i)(i)
“Termination Fee”	10.04(b)
“Third Party Acquisition Proposal”	6.01(a)(i)
“Third Party Acquisition Proposal”	10.04(d)
“Third Party”	6.01(a)(ii)
“WARN Act”	4.01(o)(xii)
“Welfare Plan”	4.01(o)(i)

10.09                 Governing Law.  This Agreement shall be governed by the internal laws of the State of New York without giving effect to choice-of-law principles.

10.10                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

10.11                 Headings; Internal References.  The Table of Contents and Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect the interpretation of this Agreement.

10.12                 Entire Agreement.  This Agreement (including the Analysts and Horizons Disclosure Schedules and the exhibits hereto) and the Confidentiality Agreement embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersede all prior agreements and understandings among the parties with respect to such subject matter.  There are no restrictions, promises, representations, warranties (express or implied), covenants, or undertakings of the parties, other than those expressly set forth or referred to in this Agreement or the Confidentiality Agreements.

10.13                 Severability.  If any term, provision, covenant, agreement, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, agreements, and restrictions of this Agreement shall continue in full force and effect and will in no way be affected, impaired, or invalidated, so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated herein shall be consummated as originally contemplated to the fullest extent possible.

10.14                 Equitable Remedies.  Subject to Section 10.04, the parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance to enforce specifically the performance of the terms and provisions hereof, without bond or other security being required.

10.15                 Disclosure Schedules.  Matters reflected in the Analysts Disclosure Schedule and the Horizons Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedules.  Such additional matters may be set forth for informational purposes, do not necessarily include other matters of a similar nature that are not required to be reflected in such Disclosure Schedules, and do not establish any standard or definition of materiality.  A disclosure made by a party in any Section of this Agreement or its Disclosure Schedule that is sufficient to reasonably inform such party of information required to be disclosed in another Section of this Agreement or such party’s Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to the other Section of this Agreement or such party’s Disclosure Schedule.  The parties hereto acknowledge that certain matters set forth in the Disclosure Schedules are included for information purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by either Analysts or Horizons that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement.  Any matter required to be disclosed in any Disclosure Schedule that was not disclosed therein but was disclosed in another Disclosure Schedule shall be deemed to have been disclosed in the correct Disclosure Schedule only to the extent the non-disclosing party actually understood the disclosure required, but shall not be deemed to have been otherwise disclosed.  Any Disclosure Schedule required to be attached hereto and not attached shall be deemed to state:  “None.”  Notwithstanding anything to the contrary in any Disclosure Schedule or cover page to the Disclosure Schedules, to the extent any provision(s) thereof conflict with this Section 10.15, this Section 10.15 controls.

10.16                 Reliance on Representations.  Notwithstanding any investigation, knowledge, or review made at any time by or on behalf of any party hereto, the parties acknowledge and agree that all representations and warranties contained in this Agreement, or in the Exhibits or in any of the documents, certification, or agreements delivered in connection therewith are being relied upon as a material inducement to enter into this Agreement and the transactions contemplated herein.

10.17                 Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties execute and deliver this Agreement as of the date first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:	/s/ Jeffrey Baker
	Name:	Jeffrey Baker
	Title:	President

COMPUTER HORIZONS CORP.

By:	/s/ William J. Murphy
	Name:	William J. Murphy
	Title:	President and CEO

JV MERGER CORP.

By:	/s/ William J. Murphy
	Name:	William J. Murphy
	Title:	President and CEO